This exhibit contains confidential materials that has been redacted. Those portions deleted have been marked as follows: [*****].

                                                                    EXHIBIT 10.2

                        DISTRIBUTION AND SUPPLY AGREEMENT
                            FOR BUSPIRONE TRANSDERMAL

                                     BETWEEN


                                SANO CORPORATION

                                       AND

                          BRISTOL-MYERS SQUIBB COMPANY

                                   DATED AS OF

                                 AUGUST 19, 1996

                                TABLE OF CONTENTS

                                                                           PAGE


1.       DEFINITIONS......................................................  1
         1.1          "Affiliate".........................................  1
         1.2          "BMS Minimum Terms".................................  1
         1.3          "Bulk Materials"....................................  2
         1.4          "BuSpar(R)".........................................  2
         1.5          "Clinical Plan".....................................  2
         1.6          "Clinical Trials"...................................  2
         1.7          "Compound"..........................................  2
         1.8          "Confidential Information"..........................  2
         1.9          "Effective Date"....................................  2
         1.10         "Equipment Advance".................................  2
         1.11         "FDA"...............................................  2
         1.12         "Finished Products".................................  2
         1.13         "First Commercial Sale".............................  2
         1.14         "Improvements"......................................  2
         1.15         "Joint Development Committee".......................  2
         1.16         "Know-How"..........................................  3
         1.17         "Minimum Purchase Requirement"......................  3
         1.18         "NDA"...............................................  3
         1.19         "Net Sales".........................................  3
         1.20         "Party".............................................  3
         1.21         "Patents"...........................................  3
         1.22         "Person"............................................  3
         1.23         "Product"...........................................  4
         1.24         "Product Registrations".............................  4
         1.25         "Purchase Price"....................................  4
         1.26         "Receiving Party"...................................  4
         1.27         "Sano Minimum Terms"................................  4
         1.28         "Specifications"....................................  4
         1.29         "Sub-Distributor"...................................  4
         1.30         "Supplying Party"...................................  4
         1.31         "Territory".........................................  4
         1.32         "Testing Methods"...................................  4
         1.33         "Third Party".......................................  4
         1.34         "Third Party Manufacturer"..........................  4
         1.35         "Valid Claim".......................................  4

2.       GRANT OF RIGHTS..................................................  5
         2.1          Distribution Rights.................................  5
         2.2          Sub-distribution Rights.............................  5
         2.3          Exchange of Data and Know-How.......................  5
         2.4          Notice of Improvements..............................  6

3.       REGULATORY, DEVELOPMENT AND MARKETING MATTERS....................  6
         3.1          Product Registrations...............................  6
         3.2          Joint Development Committee.........................  7
         3.3          Conduct of Clinical Trials..........................  8

                                       (i)

         3.4          Responsibility for Regulatory Matters..............  9
         3.5          Abandonment by BMS................................. 11
         3.6          Development and Marketing Obligations of BMS....... 12
         3.7          BMS Covenants...................................... 12
         3.8          Obligations of Sano................................ 13
         3.9          Right of First Offer/Refusal to BMS................ 13
         3.10         Right of First Offer/Refusal to Sano............... 14

4.       UPFRONT AND MILESTONE PAYMENTS.................................. 16
         4.1          Upfront Fee........................................ 16
         4.2          Milestone Payments................................. 16
         4.3          Advance Payment for Equipment...................... 16

5.       GENERAL TERMS OF SUPPLY......................................... 17
         5.1          Sale and Purchase of Product....................... 17
         5.2          Inventory.......................................... 19
         5.3          Purchase Price..................................... 19
         5.4          Forecasts.......................................... 20
         5.5          Ordering........................................... 21
         5.6          Shipments.......................................... 21
         5.7          Inspection Rights.................................. 21
         5.8          Minimum Purchase Requirements...................... 22

6.       SPECIFICATIONS: WARRANTIES: INDEMNIFICATION..................... 23
         6.1          Specifications..................................... 23
         6.2          Quality Control.................................... 23
         6.3          Non-Conforming Product............................. 23
         6.4          Warranty........................................... 24
         6.5          Material Safety.................................... 26
         6.6          Adverse Reaction Reporting......................... 26
         6.7          Reporting of Product Inquiries and Complaints...... 27
         6.8          Other Information.................................. 29

7.       PAYMENTS AND REPORTS............................................ 29
         7.1          Payment............................................ 29
         7.2          Mode of Payment.................................... 29
         7.3          Records Retention.................................. 29
         7.4          Audit Request...................................... 30
         7.5          Cost of Audit...................................... 30
         7.6          No Non-Monetary Consideration for Sales............ 30
         7.7          Taxes.............................................. 30

8.       REPRESENTATIONS AND WARRANTIES: INDEMNIFICATION................. 31
         8.1          Representations and Warranties..................... 31
         8.2          Indemnification.................................... 31
         8.3          Conditions to Indemnification...................... 32

9.       PATENT PROSECUTION; ENFORCEMENT; INFRINGEMENT................... 33
         9.1          Patent Prosecution................................. 33
         9.2          Review of Patent Office Communications............. 34
         9.3          Patent Enforcement................................. 34
         9.4          Infringement Acting by Third Parties............... 35

                                      (ii)

10.      CONFIDENTIALITY................................................. 36
         10.1         Confidentiality: Exceptions........................ 36
         10.2         Exceptions......................................... 36
         10.3         Use of Confide Information......................... 36
         10.4         Remedies........................................... 36

11.      TERMINATION..................................................... 37
         11.1         Term............................................... 37
         11.2         Breach............................................. 37
         11.3         Effect of Termination.............................. 37
         11.4         Right to Sell Stock on Hand........................ 38
         11.5         Accrued Rights, Surviving Obligations.............. 38

12.      FORCE MAJEURE................................................... 38
         12.1         Events of Force Majeure............................ 38
         12.2         Relief from Obligations............................ 39

13.      MISCELLANEOUS................................................... 39
         13.1         Relationship of Parties............................ 39
         13.2         Assignment......................................... 39
         13.3         Representations and Warranties..................... 39
         13.4         Further Actions.................................... 40
         13.5         Notice............................................. 40
         13.6         Use of Name........................................ 40
         13.7         Public Announcements............................... 41
         13.8         Costs and Expenses................................. 41
         13.9         Waiver............................................. 41
         13.10        Inconsistency...................................... 41
         13.11        Compliance with Law................................ 41
         13.12        Severability....................................... 41
         13.13        Amendment.......................................... 41
         13.14        Governing Law...................................... 42
         13.15        Arbitration........................................ 42
         13.16        Entire Agreement................................... 42
         13.17        Counterparts....................................... 42
         13.18        Descriptive Headings............................... 42



                                 LIST OF ANNEXES

ANNEX A  List of Finished Products
ANNEX B  List of Patents and Patent Applications
ANNEX C  Clinical Plan
ANNEX D  Target Dates for Regulatory Filings
ANNEX E  Sano Standard Terms and Conditions of Sale
ANNEX F  Five-Year Minimum Purchase Requirements
ANNEX G  Adverse Event Reporting Form
ANNEX H  Product Complaint Form

                                      (iii)

                        DISTRIBUTION AND SUPPLY AGREEMENT
                            FOR BUSPIRONE TRANSDERMAL

         THIS DISTRIBUTION AND SUPPLY AGREEMENT dated as of August 19, 1996 between Sano Corporation, a corporation duly organized and existing under the laws of the State of Florida, having offices at 3250 Commerce Parkway, Miramar, Florida 33025 ("Sano") and BristolMyers Squibb Company, a corporation duly organized and existing under the laws of the State of Delaware, and having offices at P.O. Box 4000, Route 206 and Province Line Road, Princeton, New Jersey 08543-4000, for and on behalf of itself and its Affiliates ("BMS").

                             PRELIMINARY STATEMENTS

         A. Sano has developed a buspirone transdermal patch and owns all right, title and interest in the patents relating thereto.

         B. BMS wishes to obtain the worldwide right to distribute and sell (and if subsequently agreed upon by the parties, to manufacture) the buspirone transdermal patch, and Sano wishes to grant such rights to BMS, on the terms and conditions set forth in this Agreement.

         C. BMS also wishes to purchase from Sano, and Sano wishes to supply to BMS, BMS's entire requirement of the buspirone transdermal patch in finished form, pursuant to the terms and conditions set forth in this Agreement.

         NOW, THEREFORE, in consideration of the foregoing statements and the mutual covenants and agreements of the Parties contained in this Agreement, the Parties agree as follows:


1.       DEFINITIONS.

         As used in this Agreement, the following terms will have those meanings set forth in this Section unless the context dictates otherwise.

         1.1 "AFFILIATE", with respect to any Party, shall mean any Person controlled by, or under common control with, such Party. For these purposes, 'control' shall refer to (i) the possession, directly or indirectly, of the power to direct the management or policies of a Person or to veto any material decision relating to the management or policies of a Person, in each case, whether through the ownership of voting securities, by contract or otherwise, or
(ii) the ownership, directly or indirectly, of at least 50` of the voting securities of a Person.

         1.2 "BMS MINIMUM TERMS" shall have the meaning assigned to such term in Section 3.10(b).

         1.3 "BULK MATERIALS" shall mean the Compound, in bulk form, used as an active ingredient in the manufacture of Finished Products.

         1.4 "BUSPAR(R)" shall mean BMS's commercial product commonly known by that name, which is a product in oral T.I.D./B.I.D. dosage forms that contains the Compound as its active ingredient.

         1.5 "CLINICAL PLAN" shall have the meaning assigned to such term in
Section 3.3(a).

         1.6 "CLINICAL TRIALS" shall have the meaning assigned to such term in
Section 3.3(a).

         1.7 "COMPOUND" shall mean the compound known as base buspirone, which has the chemical name 8-[4-[4-(2-pyrimidinyl)-1-piperazinyl]butyl]-8-azaspiro [4,5]decane-7,9-dione.

         1.8 "CONFIDENTIAL INFORMATION" shall have the meaning assigned to such term in Section 10.1.

         1.9 "EFFECTIVE DATE" shall mean the date set forth in the introductory paragraph of this Agreement.

         1.10 "EQUIPMENT ADVANCE" shall have the meaning assigned to such term in Section 4.3.

         1.11 "FDA" shall mean the United States Food and Drug Administration, or the successor thereto.

         1.12 "FINISHED PRODUCTS" shall mean any of the finished Products listed on ANNEX A, as amended from time to time.

         1.13 "FIRST COMMERCIAL SALE" shall mean in each country of the Territory, the first sale to a Third Party in connection with the nationwide introduction of any Product by BMS, its Affiliates or Sub-Distributors following marketing and/or pricing approval by the appropriate governmental agency for the country in which the sale is to be made and, when governmental approval is not required, the first sale in that country in connection with the nationwide introduction of a Product in that country.

         1.14 "IMPROVEMENTS" shall mean any new or useful invention, process or improvement, patentable or unpatentable, relating to the Product, conceived or first reduced to practice or demonstrated to have utility either solely by Sano or jointly by Sano and BMS during the term of this Agreement, including, without limitation, all strengths and packaging configurations of a Product.

         1.15 "JOINT DEVELOPMENT COMMITTEE" shall have the meaning set forth in
Section 3.2.

         1.16 "KNOW-HOW" shall mean any and all technical data, information, material and other know-how owned, developed or acquired by Sano, either as of the Effective Date or at any time during the term of this Agreement, which relates to the Compound or the Products, including all Improvements, but excluding any such data, information or other know-how relating to the formulae and/or manufacturing processes for the Finished Product.

         1.17 "MINIMUM PURCHASE REQUIREMENT" shall have the meaning set forth in Section 5.8.

         1.18 "NDA" shall mean a New Drug Application.

         1.19 "NET SALES" shall mean the gross amount invoiced by BMS or its Affiliates or Sub-Distributors for sale or distribution of any Product to Third Parties, less cost of freight and freight insurance (if billed separately), returns, rebates, sales, use and other similar taxes, value-added taxes, excise taxes, duties and allowances actually paid, including cash and trade discounts, provided, however, that a sale or transfer to an Affiliate or Sub-Distributor of BMS for re-sale by such Affiliate or Sub-Distributor shall not be considered a sale for the purpose of this provision but the resale by such Affiliate or Sub-Distributor shall be a sale for such purposes. A 'sale' shall also include a transfer or other disposition for consideration, but not such transfers or dispositions for pre-clinical, clinical, regulatory, or governmental purposes prior to receiving marketing approval. In the event that any payment received by BMS or its Affiliates or Sub-Distributors for the sales of any Product is in any form other than monetary consideration, such payment shall be added to Net Sales. Product shall be considered "sold" at the earlier of (a) the transfer of title in such Product to a person other than an Affiliate or Sub-Distributor of BMS; or (b) the shipment of such Product from the manufacturing or warehouse facilities of BMS or its Affiliate or Sub-Distributor to a customer.

         1.20 "PARTY" shall mean Sano or BMS and, when used in the plural, shall mean Sano and BMS.

         1.21 "PATENTS" shall mean: (i) the patents and patent applications listed on ANNEX B. together with any and all patents that may issue or have issued therefrom in the Territory, and (ii) any and all patents and patent applications covering any Improvements; including any and all extensions, renewals, continuations, continuations-in-part, divisions, patents-of-addition, reissues, reexaminations and/or supplementary protection certificates to any of the foregoing.

         1.22 "PERSON" shall mean any natural person, corporation, firm, business trust, joint venture, association, organization, company, partnership or other business entity, or any government or any agency or political subdivision thereof.

         1.23 "PRODUCT" shall mean the transdermal patch products containing the Compound and listed on ANNEX A, as amended from time to time, including all strengths and packaging configurations.

         1.24 "PRODUCT REGISTRATIONS" shall mean the approvals or registrations of the Products in any country in the Territory that have been received by Sano as of the Effective Date, or that are received by Sano or BMS during the term of this Agreement.

         1.25 "PURCHASE PRICE" shall have the meaning assigned to such term in
Section 5.3(a).

         1.26 "RECEIVING PARTY" shall have the meaning assigned to such term in
Section 6.1.

         1.27 "SANO MINIMUM TERMS" shall have the meaning assigned to such term in Section 3.9(b).

         1.28 "SPECIFICATIONS" shall have the meaning assigned to such term in
Section 6.1.

         1.29 "SUB-DISTRIBUTOR" shall mean any non-Affiliate Third Party who is granted sub-distribution rights by BMS pursuant to Section 2.2.

         1.30 "SUPPLYING PARTY" shall have the meaning assigned to such term in
Section 6.1.

         1.31 "TERRITORY" shall mean the entire world, except as otherwise provided pursuant to this Agreement.

         1.32 "TESTING METHODS" shall have the meaning assigned to such term in
Section 6.3.

         1.33 "THIRD PARTY" shall mean any Person who or which is neither a Party nor an Affiliate of a Party.

         1.34 "THIRD PARTY MANUFACTURER" shall have the meaning assigned to such term in Section 5.1(c).

         1.35 "VALID CLAIM" shall mean a claim of any Patent which has not been held invalid or unenforceable by final decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which is not admitted to be invalid or unenforceable through reissue, disclaimer or otherwise.

2.       GRANT OF RIGHTS.

         2.1 DISTRIBUTION RIGHTS. Subject to the terms and conditions of this Agreement, Sano hereby grants to BUS an exclusive (including as to Sano) right to distribute and sell Product in the Territory.

         2.2        SUB-DISTRIBUTION RIGHTS.

                    (a) BMS shall have the right to grant sub-distribution rights to its Affiliates and Sub-Distributors of any distribution rights granted to BMS herein, provided that: (i) BMS shall guarantee and be responsible for the making of all payments due and the making of reports under this Agreement by reason of sales of any Product by its Affiliates and Sub-Distributors and their compliance with all applicable terms of this Agreement; and (ii) each Affiliate and Sub-Distributor agrees in writing to keep books and records and permit Sano to review such books and records pursuant to Section 7.3 and Section 7.4 and to observe all other applicable terms of this Agreement.

                    (b) BMS hereby unconditionally guarantees the performance of any of its Affiliates and Sub-Distributors hereunder. In the event of a breach by an Affiliate or Sub-Distributor in the observance of applicable terms of this Agreement, Sano shall be entitled to proceed against either such Affiliate or Sub-Distributor or directly against BMS, as Sano may determine in its sole discretion, to enforce this Agreement.

         2.3        EXCHANGE OF DATA AND KNOW-HOW.

                    (a) The Parties acknowledge that Sano is in the process of conducting studies on the Product necessary to register the Products for marketing and sales. Within 30 days after the execution of this Agreement, Sano shall deliver to BMS copies of all relevant data, studies and materials in Sano's possession relating to the Patents and Know-How available as of such date.

                    (b) During the term of this Agreement: (i) Sano shall provide to BMS any subsequently acquired Know-How from time to time as such Know-How is developed or acquired; and (ii) each of the Parties shall deliver to the other Party all data and dossiers relating to the Compound or any Product and results from any studies being conducted by or on behalf of either of such Parties in connection therewith promptly after such data and/or dossiers become available.

                    (c) Notwithstanding anything in Section 2.3(a) or (b), Sano shall not be obligated to disclose to BMS any data, information or other know-how relating to the formulae and/or manufacturing processes for the Finished Product. However, Sano shall be obligated to disclose such data, information and other know-how to third parties, such as the FDA and other regulatory authorities and Third-Party Manufacturers, as provided elsewhere in this Agreement.

                    (d) BMS shall provide to Sano, as reasonably requested by Sano, copies of BMS's filings with the FDA and other regulatory authorities in other countries relating to BuSpar2, including without limitation copies of clinical trial data, (the "BMS Data") in BMS's possession for Sano's use solely in connection with Sano's regulatory filings with respect to the Products, filings with respect to the Patents, and development of manufacturing processes for Finished Products. In addition, BMS hereby grants to Sano the right to refer to the BMS Data in connection with Sano's regulatory filings with respect to the Products. All BMS Data provided to Sano shall be subject to the confidentiality provisions set forth in Section 10.

         2.4 NOTICE OF IMPROVEMENTS. In the event that Sano develops or acquires the rights to (including the right to license or sub-license) any Improvements during the term of this Agreement, Sano shall promptly disclose such full and complete information relating to such Improvements to BMS.


3.       REGULATORY, DEVELOPMENT AND MARKETING MATTERS.

         3.1 PRODUCT REGISTRATIONS. Sano shall own all Product Registrations in each country in the Territory, except that the Product Registration shall be in the name of BMS (or its designated Affiliate or Sub-Distributor) in any country in the Territory where: (i) it is necessary for BMS's name (or that of its designated Affiliate or Sub-Distributor) to be the principal name on the label for the Product in such country; or (ii) to do otherwise would be inconsistent with the Parties, respective duties under applicable laws and regulations, such as vigilance obligations or related continuing regulatory responsibilities. In addition, a Product Registration shall be in the name of BMS (or its designated Affiliate or Sub-Distributor) in any country in the Territory: (x) where BMS provides Sano with valid business reasons, acceptable to Sano, that it is advantageous or necessary for BMS (or its designated Affiliate or Sub-Distributor) to own such Product Registration; or (y) where the Parties mutually agree. In any country where the Product Registration is to be in BMS's name (or that of its Affiliate or Sub-Distributor), then subject to and upon the terms and conditions contained in this Agreement, in connection with and in furtherance of BMS's grant of distribution rights as set forth in Section 2, Sano shall transfer and assign to, or give BMS the right to file in the name of, BMS (or its designated Affiliate or Sub-Distributor), and BMS (or its designated Affiliate or Sub-Distributor) shall acquire from Sano, all of Sano's right, title and interest in and to, or the right to file in such name, such Product Registration for the Product in such country in the Territory. In connection with any transfers, Sano shall execute an Assignment of Product Registrations in such form as BMS shall reasonably require. Sano shall use all reasonable efforts and shall execute, acknowledge and deliver such further instruments, and shall do all such other acts, all as promptly as possible, which may be necessary or appropriate to effectuate the transfer of the Product Registrations in each such country in the Territory.

         3.2 JOINT DEVELOPMENT COMMITTEE. Sano and BMS shall establish a joint development committee (the "Joint Development Committee").

                    (a) The Joint Development Committee shall have the following responsibilities: (i) to coordinate all interactions with the FDA or other regulatory authorities regarding the registrational dossier(s) for the Product throughout the Territory, (ii) to review all Phase III and Phase IV studies relating to the Products and any other studies proposed to be performed by BMS in connection with the registration process for the Product, and make amendments to the Clinical Plan, as deemed necessary or desirable, (iii) to coordinate all other regulatory compliance and interactions relating to the Product throughout the Territory, and (v) to provide a mechanism for the exchange of information with regard to the registrational dossier(s) for, and other regulatory filings and communications relating to, the Product throughout the Territory and the Product Registrations to be issued therefrom.

                    (b) Joint Development Committee shall consist of an equal number of representatives appointed by each of the Parties. Within 30 days after the execution of this Agreement by both Parties, Sano and BMS shall determine the number of representatives to be appointed initially to the Joint Development Committee, and each shall appoint its representatives to serve on the Committee. Each Party may designate appropriate personnel who shall assist the representatives of the Party. Each Party shall be free to change its representatives, on notice to the other Party. The Joint Development Committee shall meet at such times and in such places as agreed upon from time to time by the Parties.

                    (c) The Joint Development Committee will be chaired by one representative of each Party during each six (6) month period during the term of this Agreement, and the chair shall alternate between the Parties. During the first six (6) months, the Joint Development Committee will be chaired by a representative of BMS.

                    (d) The Joint Development Committee will meet at least once each calendar quarter during the term of this Agreement, at such dates and times as agreed to by the Parties. Meetings in person shall alternate between the offices of the Parties or such other place as may be mutually agreed upon. The Joint Development Committee may also convene or be polled or consulted from time to time by means of telecommunications or correspondence. All decisions made or actions taken by the Joint Development Committee will be made unanimously by its members with the Sano members cumulatively having one vote and the BMS members cumulatively having one vote. The Joint Development Committee will prepare written minutes of each meeting and a written record of all decisions, whether made at a formal meeting or not. A quorum for a meeting shall require at least one Sano member and at least one BMS member.

                    (e) If there are issues on which the Joint Development Committee cannot reach agreement because of a deadlock (as here-inafter defined), such matters will be submitted to the President of Sano and the President, BMS Pharmaceutical Group for prompt resolution. For the purpose of this Section 3.2(e), "deadlock)" will mean (i) with respect to any matter considered and voted upon by the Joint Development Committee, that one Party votes in favor of such matter and the other Party does not vote in favor of such matter, or (ii) a quorum cannot be established for the Joint Development Committee to vote on a matter.

         3.3 CONDUCT OF CLINICAL TRIALS. Under the auspices of, and subject to review and approval by, the Joint Development Committee, the Parties shall have the following responsibilities relating to the Clinical Trials (as defined below):

                    (a) BMS shall be responsible for the preparation of all protocols and the conduct of all studies for Phase III and Phase IV commenced after the Effective Date and all other studies proposed to be conducted or required to be conducted by any regulatory authority in any country in the Territory in connection with the registration process for the Product in accordance with the Clinical Plan set forth as ANNEX C attached hereto, as amended from time to time by the Joint Development Committee (the "Clinical Plan") (all of the foregoing studies, collectively, the "Clinical Trials"), including, without limitation, payment for all costs and expenses associated with all of the foregoing, except as provided in Section 3.3(b). BMS shall (absent reasonable cause for delay, as determined by the Joint Development Committee) commence each of the Clinical Trials on or before the scheduled commencement date for such Clinical Trial set forth on ANNEX C attached hereto. BMS shall submit all protocols for Clinical Trials to Sano for its approval, which shall not be unreasonably withheld. If Sano has any objections to any protocol submitted, it shall notify BMS of such objections within 15 days after its receipt of such protocol and the Joint Development Committee shall meet immediately to resolve any disagreement within the following 15 day period. If Sano does not notify BMS of any objections to such protocol within such 15 day period, Sano shall be deemed to have not objected to such protocol.

                    (b) Sano shall provide to BMS, at a price of [*****] per patch, all clinical supplies of Finished Product and matching placebos reasonably requested by BMS for the conduct of all Clinical Trials. Sano shall use its best efforts to supply such requested amounts.

                    (c) BMS shall provide to Sano, at [*****], all supplies of Bulk Materials reasonably required by Sano in order for Sano to provide clinical supplies of Finished Product to BMS pursuant to Section 3.3(b). In addition, BMS shall provide to Sano, no later than the end of each calendar quarter during the period that the Clinical Trials are being conducted, a non-binding, good faith rolling forecast of estimated quantities (by dosage size) and anticipated delivery schedules for clinical supplies of Finished Product and matching placebos, for the two calendar quarters commencing at least six months after the date of each such forecast.
Such forecasts shall be revised and updated quarterly.

         3.4 RESPONSIBILITY FOR REGULATORY MATTERS. Under the auspices of, and subject to review and approval by, the Joint Development Committee, the Parties shall have the following responsibilities relating to regulatory matters with respect to the Product in the Territory:

                    (a) BMS shall use all reasonable efforts necessary or desirable to register the Product in all countries in the Territory, in the name of the Party determined pursuant to Section 3.1, as soon as practicable. BMS shall (absent reasonable cause for delay, as determined by the Joint Development Committee) use all reasonable efforts to make each of the regulatory filings relating to the Product on or before the target filing date for such regulatory filing set forth on ANNEX D attached hereto. Sano shall provide all technical data and support necessary for BMS to make such regulatory filings. BMS shall keep Sano informed as to the status of such efforts, permit Sano to review any revisions to any filings or communications with regulatory authorities during their preparation and shall confer with Sano regarding the preparation of such filings and communications and the registration process. During such process, the Parties shall collaborate and cooperate in the preparation and filing of all documents necessary therefor and all regulatory interactions and compliance with regulatory authorities in the Territory.

                    (b) With respect to regulatory filings relating to the Products in the United States, Sano shall assume responsibility for dealing with the FDA in respect of all matters relating to manufacturing compliance and quality assurance with respect to the Finished Products, and shall file with the FDA the required annual report relating thereto. Sano shall provide a copy of any such annual report (excluding any of Sano's proprietary information relating to the formulae and/or manufacturing processes for the Finished Product) to BMS, for review by BMS prior to Sano's filing of such annual report with the FDA. BMS shall assume all responsibility for dealing with the FDA in respect of all other matters relating to the Product, including without limitation the Bulk Materials, labelling, promotional compliance, medical issues and ADR reports. Sano and BMS shall cooperate with each other and deal jointly with any other issue relating to the Product or Sano's NDAs, or any supplements thereto, relating to the Product. Each of Sano and BMS shall be entitled to attend any meeting with the FDA arranged by the other Party, and shall advise the other Party as soon as reasonably possible of any such meetings arranged. All communications with the FDA by BMS or by Sano shall be confirmed in writing to the other Party, and each of the Parties shall provide to the other Party, copies of all documents sent to or received from the FDA regarding the Product.

                    (c) BMS agrees to cooperate with and assist Sano in its efforts to obtain an agreement from the FDA that only one adequate, well controlled clinical study will be required for submission and approval of an NDA for a Product indicated for anxiety, provided that the FDA also agrees that such Product approval shall be for QD dosing and that the labelling therefor shall not be substantially different than the current labelling for BuSpar(R).

                    (d) With respect to all other regulatory filings relating to the Products in other countries in the Territory, Sano shall be primarily responsible for all regulatory matters pertaining to the Patents and Know-How and directly relating to the transdermal technology or to the formulae and/or manufacturing processes for the Finished Products, and BMS shall be primarily responsible for all other regulatory matters, including without limitation those regulatory matters relating to the Compound and labelling for the Products.

                    (e) BMS shall be responsible for the preparation of all finished, approved art and copy for labelling and packaging of Finished Product in all countries in the Territory.

                    (f) BMS shall be responsible for all costs associated with the regulatory filing and approval processes for the Products in all countries in the Territory, except that Sano shall be responsible for all costs Sano incurs in connection with carrying out its responsibilities for regulatory matters as provided in this Section 3.4.

                    (g) In connection with performing its obligations pursuant to this Agreement with respect to regulatory filings, BMS shall use all reasonable efforts to prevent its employees and other representatives from obtaining Sano's proprietary information relating to the formulae and/or manufacturing processes for the Finished Products, whether or not such proprietary information is included in the regulatory filings to be made by BMS under this Agreement.

         3.5        ABANDONMENT BY BMS.

                    (a) BMS shall not withdraw or agree to withdraw any Product Registration issued in the name of Sano or BMS (or its Affiliate or Sub-Distributor) regarding the use, sale or distribution of the Products in any country in the Territory, except after first immediately informing and consulting with Sano. In such event, both Parties agree to meet immediately to decide whether or not to appeal such decision or threatened decision of withdrawal, or conduct such other studies or work as may be required. If BMS is unwilling to proceed for any reason, except as provided in Section 3.5(d), and Sano decides it will either appeal or carry on the further studies or work, Sano may do so on its own, in which case Sano shall have the right to terminate this Agreement with respect to such Product in such country in its sole discretion by giving BMS 60 days prior written notice thereof. In any event, with respect to any Product Registration issued in the name of Sano, BMS shall not withdraw or agree to withdraw any Product Registration without the prior written consent of Sano, which shall not be unreasonably withheld. Such a determination by BMS shall in no event be deemed to be a breach of any obligation of BMS under this Agreement.

                    (b) In the event that, at any time, BMS does not have a significant interest in developing, marketing and selling and/or in continuing to develop, market and/or sell any Product in any country(ies) of the Territory, BMS shall promptly advise Sano of such fact, and Sano shall have the right and option to terminate this Agreement as to such Product in such country by giving BMS 60 days prior written notice thereof. Such a determination by BMS shall in no event be deemed to be a breach of any obligation of BMS under this Agreement.

                    (c) Except as provided in Section 3.s(d) or by reason of FORCE MAJEURE as provided in Section 12, in the event that: (i) BMS fails (absent reasonable cause for delay, as determined by the Joint Development Committee) to commence any of the Clinical Trials relating to approval of the Product in any country in the Territory within six months after the scheduled commencement date for such Clinical Trial set forth on Annex C as required pursuant to Section 3.3; or (ii) BMS fails (absent reasonable cause for delay, as determined by the Joint Development Committee) to make any of the regulatory filings relating to the Product in any country in the Territory within 18 months after the target filing date for such regulatory filing as set forth on ANNEX D as required pursuant to Section 3.4, or (iii) BMS fails materially to satisfy its development and/or marketing obligations with respect to any Product in any country in the Territory, such failure shall be deemed a breach of a material obligation of BMS pursuant to Section 11.2 and, following the procedures set forth therein, Sano shall have the right and option to terminate this Agreement with respect to such Product in such country in its sole discretion.

                    (d) Notwithstanding anything in this Section 3.5 to the contrary, if BMS elects not to pursue a Product Registration for a Product or market a Product in any country in the Territory because the reimbursement price or government fixed price in such country is substantially lower than the price BMS is selling or proposes to sell such Product for in other countries in the Territory, then BMS shall notify Sano of such and Sano shall not have the right and option to terminate this Agreement as to such Product in such country; provided that BMS shall use its best efforts to obtain a satisfactory reimbursement price or government fixed price in all relevant countries.

         3.6 DEVELOPMENT AND MARKETING OBLIGATIONS OF BMS.

                    (a) BMS shall use commercially reasonable efforts to develop Products, including the performance of all clinical studies necessary to obtain approvals from such governmental agencies that are necessary in order to market Products in the Territory. Thereafter, BMS shall use commercially reasonable efforts to market and sell Products in the Territory, and shall be responsible for all marketing, advertising, promotional and Product launch expenses associated with such efforts. BMS shall launch the Product in each country in the Territory as soon as commercially practicable to optimize profits therefrom after obtaining approvals from all governmental agencies that are necessary to market the Product in such country.

                    (b) For purposes of this Section 3.6, commercially reasonable efforts shall initially be deemed to be a launch effort (including, without limitation, comparable detail positioning and marketing budget) comparable to that of a BMS-originated product of comparable commercial importance (such as BuSpar(R)), relative to other products in BMS's portfolio and, over time, commercially reasonable efforts shall be deemed to be comparable efforts used by BMS for other products in its portfolio which are achieving revenues and profits comparable to the Product.

         3.7 BMS COVENANTS.  BMS covenants and agrees that:

                    (a) BMS shall actively seek to switch prescriptions for BuSpar(R) to prescriptions for the Product during the period following launch of the Product in each country in the Territory until all reasonable efforts to cause such conversion have been made; and

                    (b) During the term of this Agreement, BMS shall not market or sell any other product in a transdermal patch dosage form for the same indications as the Product.

         3.8        OBLIGATIONS OF SANO.

                    (a) Sano shall provide BMS, at the price determined pursuant to Section 3.8(b), with such quantities of sample goods of Finished Products and matching placebos as may be agreed upon by the Parties from time to time. Such samples shall be shipped by Sano in Sano's standard packaging, and BMS shall be responsible for any repackaging required for samples.

                    (b) All samples provided by Sano to BMS for use in any country in the Territory shall be at a price equal to [*****] of the Purchase Price for such quantities of Finished Products during the first four years following the First Commercial Sale of Products in such country in the Territory; PROVIDED,HOWEVER, the purchase price for such samples shall not be less than [*****] per transdermal patch, and shall not be more that [*****] per transdermal patch. Thereafter, the Parties shall negotiate in good faith for the purchase price for such samples.

         3.9 RIGHT OF FIRST OFFER/REFUSAL TO BMS. Sano may conduct research related to the development of other transdermal patch products: (i) indicated for anxiety, and/or (ii) using the same mechanism of action as the Products and indicated for depression or ADHD ("Specified Sano Products"). With respect to Specified Sano Products that are discovered from time to time during the term of this Agreement, Sano will advise BMS of any such Specified Sano Products developed and supply all available information and data related thereto. At any time thereafter during the term of this Agreement, as Sano determines that it is interested in entering into a development and licensing or marketing arrangement regarding any such Specified Sano Product with a Third Party for exploitation anywhere in the Territory, Sano hereby grants to BMS a right of first offer and refusal to acquire exclusive rights to such Specified Sano Product, as follows:

                    (a) Sano shall give written notice to BMS of its interest in entering into a development and licensing or marketing arrangement for such Specified Sano Product, together with sufficient information regarding such Specified Sano Product, as the case may be, which is reasonably necessary for BMS to make an informed decision regarding such arrangement, including, without limitation, the commercial terms upon which Sano is interested in offering such Specified Sano Product. BMS shall have 30 business days after receipt of such notice and information to decide whether or not it wishes to pursue negotiations for such an arrangement with respect to such Specified Sano Product. During such period, Sano shall provide BMS with all additional information and data (excluding data relating to Sano's formulae and/or manufacturing processes with respect to such Specified Sano Product) reasonably requested by BMS which is relevant to BMS's considerations.

                    (b) In the event that BMS accept such offer or advises Sano that it is interested in entering into negotiations regarding such Specified Sano Product within the 30 business day period, then Sano shall conduct negotiations on an exclusive basis with BMS diligently and in good faith, for an additional 60 business day period, to reach such an arrangement with BMS. If the Parties have not reached an agreement by the end of the 45th business day of such 60 business day period, Sano shall give BMS a written notice setting forth the minimum terms Sano will agree to for such arrangement (the "Sang Minimum Terms"). BMS shall then have 20 business days to accept or reject the Sano Minimum Terms. If BMS rejects the Sano Minimum Terms or does not reply to Sano's notice within the 20 business day period, Sano shall be free to negotiate such an arrangement with a Third Party as provided in Section 3.9(c). If BMS accepts the Sano Minimum Terms, then the Parties shall negotiate on an exclusive basis to conclude an agreement incorporating such Sano Minimum Terms for an additional 20 business day period.

                    (c) In the event that BMS declines to accept such offer, does not reply to Sano's notice within the 30 business day period, or the Parties fail to negotiate a written agreement pursuant to Section 3.9(b) within the time period provided therein, then Sano shall be free to negotiate a licensing or marketing arrangement with a Third Party for such Specified Sano Product on terms no more favorable to such Third Party than the Sano Minimum Terms. In the event that Sano wishes to enter into such an arrangement for such Specified Sano Product on more favorable terms to the Third Party than the Sano Minimum Terms, then Sano shall first reoffer such Specified Sano Product to BMS on substantially the same terms as those offered to such Third Party. BMS shall then have 20 business days to advise Sano of its interest in such terms. In the event that BMS expresses interest in such terms, then the parties shall conduct exclusive negotiations and conclude an agreement incorporating such terms within 30 business days thereafter.

                    (d) Nothing in this Section 3.9 is intended to prevent Sano from engaging in contract research on products for depression, anxiety or ADHD with any Third Party.

         3.10 RIGHT OF FIRST OFFER/REFUSAL TO SANO. In the event that BMS develops or acquires the rights to a product which contains an analog of the Compound as its active ingredient and BMS determines that it is interested in entering into a development and manufacturing arrangement regarding a transdermal patch dosage form of such product (a "Specified BMS Product,,) with a Third Party at any time during the term of this Agreement, BMS hereby grants to Sano a right of first offer and refusal to acquire exclusive rights to such Specified BMS Product, as follows:

                    (a) BMS shall give written notice to Sano of its interest in entering into a development and manufacturing arrangement for such Specified BMS Product, together with sufficient information regarding such Specified BMS Product, as the case may be, which is reasonably necessary for Sano to make an informed decision regarding such arrangement, including, without limitation, the commercial terms upon which BMS is interested in offering such Specified BMS Product. Sano shall have 30 business days after receipt of such notice and information to decide whether or not it wishes to pursue negotiations for such an arrangement with respect to such Specified BMS Product. During such period, BMS shall provide Sano with all additional information and data reasonably requested by Sano which is relevant to Sano's considerations.

                    (b) In the event that Sano accept such offer or advises BMS that it is interested in entering into negotiations regarding such Specified BMS Product within the 30 business day period, then BMS shall conduct negotiations on an exclusive basis with Sano diligently and in good faith, for an additional 60 business day period, to reach such an arrangement with Sano. If the Parties have not reached an agreement by the end of the 45th business day of such 60 business day period, BMS shall give Sano a written notice setting forth the minimum terms BMS will agree to for such arrangement (the "BMS Minimum Terms"). Sano shall then have 20 business days to accept or reject the BMS Minimum Terms. If Sano rejects the BMS Minimum Terms or does not reply to BMS's notice within the 20 business day period, BMS shall be free to negotiate such an arrangement with a Third Party as provided in Section 3.10(c). If Sano accepts the BMS Minimum Terms, then the Parties shall negotiate on an exclusive basis to conclude an agreement incorporating such BMS Minimum Terms for an additional 20 business day period.

                    (c) In the event that Sano declines to accept such offer, does not reply to BMS's notice within the 30 business day period, or the Parties fail to negotiate a written agreement pursuant to Section 3.10(b) within the time period provided therein, then BMS shall be free to negotiate a licensing or marketing arrangement with a Third Party for such Specified BMS Product on terms no more favorable to such Third Party than the BMS Minimum Terms. In the event that BMS wishes to enter into such an arrangement for such Specified BMS Product on more favorable terms to the Third Party than the BMS Minimum Terms, then BMS shall first reoffer such Specified BMS Product to Sano on substantially the same terms as those offered to such Third Party. Sano shall then have 20 business days to advise BMS of its interest in such terms. In the event that Sano expresses interest in such terms, then the Parties shall conduct exclusive negotiations and conclude an agreement incorporating such terms within 30 business days thereafter.

4.       UPFRONT AND MILESTONE PAYMENTS.

         4.1 UPFRONT FEE. As partial consideration to Sano for all rights granted to BMS under this Agreement, BMS shall pay to Sano the sum of $15,000,000 upon the execution of this Agreement by both Parties. Such sum shall be non-refundable.

         4.2 MILESTONE PAYMENTS. As further consideration to Sano for all rights granted to BMS under this Agreement, BMS shall pay to Sano the following milestone payments upon the first occurrence of each event set forth below with respect to the Product:

                    (a) Upon filing an NDA in the United States for a Product indicated for anxiety, and provided that such filing is accepted by the FDA:

                           (1) if such filing is made on or before [*****], and

                           (2) if such filing is made after [*****];

                    (b) upon receipt of NDA approval from the FDA for a Product indicated for anxiety:

                           (1) if such approval is received on or before
                               [*****], and

                           (2) if such approval is received after [*****];

                    (c) [*****] upon filing an NDA in the United States for a Product with a second indication, provided that such filing is accepted by the FDA;

                    (d) [*****] upon receipt of NDA approval from the FDA for a Product with a second indication.

         Each of the payments required pursuant to this Section 4.2 shall be paid within 30 days after such milestone has been achieved.

         4.3 [*****] PAYMENT FOR [*****]. As further consideration to Sano for all rights granted to BMS under this Agreement, BMS shall pay [*****]. The [*****] shall be paid to Sano on [*****]. [*****]:

                    (a) The [*****] creditable against the Purchase Price, commencing in the first full calendar quarter following the first commercial sale of Products, in an amount equal to [*****] each calendar quarter, but in no event shall such credit be more [*****] due hereunder for the Products in the Territory in any calendar quarter.

                    (b) In the event that [*****] or this Agreement terminates prior thereto for any reason, Sano shall thereafter [*****].

5.       GENERAL TERMS OF SUPPLY.

         5.1 SALE AND PURCHASE OF PRODUCT.

                    (a) During the term of this Agreement, BMS shall supply to Sano (or to Third Party Manufacturers, if required), [*****], directly or by such of its Affiliates as it may designate, sufficient quantities of Bulk Materials as may be required by Sano (or such Third Party Manufacturers, if required) to formulate Finished Products sufficient to meet BMS's orders therefor in the Territory. Sano shall use Bulk Materials supplied by BMS to formulate Finished Product, and Sano shall sell to BMS, and BMS shall purchase from Sano, all of BMS's requirements for the Finished Product (which shall be deemed to include all of the requirements of BMS's Affiliates and Sub-Distributors) pursuant to purchase orders submitted by BMS to Sano from time to time in accordance with Section 5.5. BMS will cause all of its Affiliates and Sub-Distributors to purchase their entire requirements of Finished Products from Sano. BMS may place orders for the requirements of its Affiliates and Sub-Distributors, and either have Sano ship directly to the Affiliates or Sub-Distributors or to BMS for its reshipment to its Affiliates and Sub-Distributors, or BMS's Affiliates and Sub-Distributors may place orders directly with Sano, as the Parties may agree from time to time.

                    (b) In consideration of the foregoing, during the term of this Agreement and except as otherwise provided herein, the supply of Finished Products by Sano in and for the Territory shall be exclusively to BMS. During the term of this Agreement, Sano may supply Finished Products to Third Parties for sales in countries outside the Territory, if any. Thereafter, Sano may supply Finished Products to any third party.

                    (c) Sano shall notify BMS: (i) within 60 days of its receipt of a firm forecast from BMS as provided in the third sentence of Section 5.4, or
(ii) immediately upon becoming aware of an event of FORCE MAJEURE under Section 12 or any other event, if Sano cannot supply Finished Products forecasted to be ordered or ordered by BMS. In such event, Sano shall take all reasonable steps necessary to minimize production delays to license and thereafter maintain at least one third-party manufacturer that is reasonably acceptable to BMS as a source for the manufacture of Finished Products other than Sano itself, for Sano's resale to BMS, and Sano may license other third-party manufacturers, as Sano deems necessary or advisable in its judgment and as BMS may reasonably accept, for the manufacture of Finished Product for Sano's resale to BMS (all third-party manufacturers so licensed by Sano shall be referred to individually as a "Third-Party Manufacturer" and collectively as "Third-Party Manufacturers"). Sano shall provide such technical assistance to reasonably enable any Third-Party Manufacturer to manufacture the Finished Products pursuant to the specifications in this Agreement. This right shall be without prejudice to any other rights or remedies which BMS may have at law or in equity due to such inability to supply. In the event that any such inability to supply results in significant delays in the availability of the quantities of Finished Product ordered by BMS, BMS shall be relieved of the following obligations: (1) to launch the Product in any country as soon as commercially practicable, as provided in Section 3.6(a); (2) to use commercially reasonable efforts to market Product in the Territory as provided in Section 3.6(a) and (b); (3) to actively switch prescriptions from BuSpar. to the Product in the Territory, as provided in Section 3.7(a); and (4) to satisfy the Minimum Purchase Requirements, as provided in Section 5.8(c). If such delays are for a period of 120 days or less, then when Sano is again able to supply BMS with the quantities of Finished Product ordered by BMS by the requested delivery dates, the foregoing obligations of BMS shall be reinstated, subject to adjustment to BMS's obligations to account for such delays. If such delays are for a period of more than 120 days, then when Sano is again able to supply BMS with the quantities of Finished Product ordered by BMS by the requested delivery dates, the Parties shall conduct good faith discussions to determine if it is commercially reasonable to reinstate any or all of the foregoing obligations at that time, based on considerations such as intervening changes in market conditions. In the event that the Parties, despite good faith discussions, cannot reach an agreement on the foregoing, then the Parties shall submit such matter to arbitration pursuant to Section 13.15.

                    (d) BMS shall notify Sano immediately upon becoming aware of an event of FORCE MAJEURE under Section 12 or any other event, if BMS cannot supply Bulk Materials in sufficient quantities to enable Sano to formulate and supply Finished Product forecasted to be ordered or ordered by BMS. In such event, BMS shall take all reasonable steps necessary to minimize production delays to license and thereafter maintain at least one third-party manufacturer that is reasonably acceptable to Sano as a source for the manufacture of Bulk Materials other than BMS itself, for BMS's delivery to Sano at no charge, and BMS may license other third-party manufacturers, as BMS deems necessary or advisable in its judgment and as Sano may reasonably accept, for the manufacture of Bulk Materials for BMS's delivery to Sano. BMS shall provide such technical assistance to reasonably enable any such third-party manufacturer to manufacture the Bulk Materials pursuant to the specifications in this Agreement. This right shall be without prejudice to any other rights or remedies which Sano may have at law or in equity due to such inability to supply.

         5.2 INVENTORY. BMS shall maintain an inventory of Finished Product, consistent with its usual company-wide inventory practices, which shall be commercially reasonable practices in the pharmaceutical industry; provided, however, that such inventory shall be in an amount not less than that necessary to supply BMS's and its Affiliates' and Sub-Distributors' requirements for one
(1) quarter based on the forecasts provided by BMS pursuant to Section 5.4.

         5.3 PURCHASE PRICE.

                    (a) Except as otherwise provided in Section 5.3(a)(ii) or
(iii), the purchase price for all Finished Product supplied to BMS pursuant to
Section 5.1 shall be a percentage of Net Sales of Product using such Finished Products, determined on a country-by country basis, as follows:

                               (i) Calendar Quarters After First Commercial Sale Of the Product in a Country




PURCHASE PRICE FOR FINISHED PRODUCT FOR EACH CALENDAR QUARTER       [*****]     [*****]      [*****]       [*****]
IN SUCH COUNTRY (PERCENTAGE OF NET SALES)


                                     (ii)   Notwithstanding the provisions of
Section 5.3(a)(i) above, the purchase price shall be [*****] of Net Sales of

Product using such Finished Products in every country in the Territory commencing with the first full calendar quarter following the second anniversary of the First Commercial Sale in the United States of one or more generic products containing the Compound as an active ingredient and indicated for anxiety; provided that such generic product(s) continue to be sold in the United States at such time.

                                    (iii)   In no event shall the purchase price
be less than the minimum price per transdermal patch, determined on a country-by country basis, as follows:


                                                                 Calendar Quarters After First Commercial Sale Of
                                                                            the Product in a Country
                                                                 -------------------------------------------------
MINIMUM PRICE FOR FINISHED PRODUCT FOR EACH CALENDAR QUARTER       [*****]     [*****]      [*****]       [*****]
IN SUCH COUNTRY (PER TRANSDERMAL PATCH)


Notwithstanding the foregoing, the minimum price per transdermal patch shall be [*****] in every country in the Territory commencing with the first full calendar quarter following the second anniversary of the First Commercial Sale in the United States of one or more generic products containing the Compound as an active ingredient and indicated for anxiety; provided that such generic product(s) continue to be sold in the United States at such time.

                                     (iv)   The purchase price for Finished
Product determined pursuant to this section 5.3 shall be referred to as the "Purchase Price".

                  (b) In the event that, for any calendar quarter, the minimum price per transdermal patch provided in Section 5.3(a)(iii) is greater than the applicable percentage of Net Sales of Products using such Finished Products, and same is a result of governmentally mandated prices, rebates, or similar constraints, then the Parties shall negotiate in good faith to agree upon adjustments to the Purchase Price for Finished Product, and/or other mechanisms for relief for such period(s), to achieve equitable results for each Party.

                  (c) Except for the upfront fee, the milestone payments and the Equipment Advance provided in Section 4, the Purchase Price shall constitute the total remuneration to Sano for all rights granted to BMS hereunder.

         5.4 FORECASTS. No later than the end of each calendar quarter during the term of this Agreement, BMS shall provide Sano with a non-binding, good faith rolling forecast of estimated quantities in trade units and anticipated delivery schedules for Finished Products for the following 18-month period, by calendar quarters. The quantities indicated for the two immediately following calendar quarters shall be considered a firm order. Such forecasts shall be revised and updated quarterly, including firm orders for the following two quarters. BMS shall use its reasonable efforts to provide Sano with at least three months notice of any increase or decrease in excess of 15` in BMS's requirements of Finished Products for a particular calendar quarter as provided in any forecast. Sano shall use its best efforts, but shall not be obligated, to meet BMS's requirements of Finished Products in excess of 15` of the forecasted quantity for any such calendar quarter.

         5.5 ORDERING. BMS shall submit purchase orders setting forth the quantities in trade units, delivery dates and shipping instructions with respect to each shipment, which shall be reasonably consistent with the firm forecast provided in Section 5.4. Such purchase orders shall be received by Sano at least 90 days prior to the stipulated delivery date. BMS shall furnish orders for Finished Product consistent with Sano batch sizes or multiples thereof, as set forth in ANNEX A, for the trade units of Finished Products which BMS shall purchase and Sano shall deliver during each calendar quarter. The terms of all orders for Finished Products under this Agreement shall be governed by Sano's standard terms and conditions of sale, a copy of which is attached hereto as ANNEX E, to the extent that they are not inconsistent with the terms of this Agreement.

         5.6 SHIPMENTS. Sano shall ship each order, F.O.B. Sano's shipping point, for Finished Goods, to BMS or BMS's designee at the location specified, as instructed by BMS. Freight, transit, duties, taxes, fees and insurance shall be for the account of BMS, and the risk of loss, delay or damage in transit shall be with BMS from and after delivery to BMS's designated carrier.

         5.7 INSPECTION RIGHTS. BMS shall have the right to visit Sano's facilities where Finished Product is formulated from time to time during the term of this Agreement and review any and all of Sano's records relating to the formulation of Finished Product (except any of Sano's proprietary information relating to the formulae and/or manufacturing processes with respect to the Products) to the extent necessary to assure BMS of Sano's compliance with Good Manufacturing Practice and all environmental laws, rules and regulations applicable to the formulation of Finished Product. Such visits shall be conducted upon reasonable notice and during normal business hours.

         5.8      MINIMUM PURCHASE REQUIREMENTS.

                  (a) During the first five years, commencing with the first full calendar quarter after the First Commercial Sale of Product in the United States with FDA approval of an indication for anxiety (the "Five-Year Period"), regardless of the actual Purchase Price in effect from time to time in accordance with Section 5.3, and subject to the provisions of Sections 5.8(c) or
(d) or absent reasonable cause for delay, as determined by the Joint Development Committee, BMS shall effect and pay for minimum aggregate worldwide purchases of Finished Product in the U.S. dollar amounts set forth on ANNEX F attached hereto (the "Minimum Purchase Requirement").

                  (b) It is expressly understood and agreed that if, upon the expiration of any of the periods set forth on ANNEX F. BMS shall not have taken delivery of Finished Products and effected payment for purchase thereof in the aggregate amounts indicated for such periods, Sano shall immediately establish an invoice for the difference, which amount shall be paid by BMS within 30 days thereafter. Payment by BMS of such amount shall be considered in compliance with the Minimum Purchase Requirement for the immediately preceding applicable period, notwithstanding failure by BMS to order corresponding quantities of Finished Products for delivery during such period, and shall give rise to a credit against future purchases, but such credit shall be applicable only if and when purchases of Finished Products during the current period, and payments therefor, shall exceed, when cumulated with the minimum amounts for the preceding period, the aggregate minimum for the then current period. In such case such credit, to the extent not previously used, shall first be applicable, until used in full, to such additional orders during such period or carried forward as a credit, in the same manner and to be used in the same conditions, for the next applicable period, provided that no credit following final payment shall be carried forward beyond the expiration of the Five-Year Period.

                  (c) Notwithstanding the foregoing, if at any time and from time to time Sano cannot supply all Finished Product ordered by BMS pursuant to this Agreement for any reason, including but not limited to any force majeure event described in Section 12, other than failure by BMS to provide the Bulk Materials necessary to formulate such Finished Product, BMS shall be relieved of its minimum purchase obligation with respect to that amount of the aggregate Purchase Price that would have been applicable for such quantity of Finished Product, and such amount shall be deducted from the amounts set forth on ANNEX F for the applicable period(s) in which such orders were placed and all subsequent periods.

                  (d) Notwithstanding the foregoing, it is understood and agreed that if, for reasons of commercial impossibility resulting from BMS's compliance with lawfully enacted and binding governmental mandates as referred to in
Section 5.3(b), the Minimum

Purchase Requirements cannot be attained, the Parties will meet to discuss appropriate mechanisms for relief.

                  (e) Any payments made by BMS to Sano pursuant to this Section
5.8 shall constitute the sole remedy and the sole compensation to Sano for any failure by BMS to effect the minimum purchases set forth herein. The foregoing shall not limit Sano's remedies for a breach by BMS of any other Section of this Agreement, including but not limited to Sections 3.6 and 3.7.


6.       SPECIFICATIONS: WARRANTIES: INDEMNIFICATION.

         6.1 SPECIFICATIONS. Bulk Materials and Finished Products supplied by Sano, with respect to Finished Products, and by BMS, with respect to Bulk Materials, pursuant to this Agreement (such party, the "Supplying Party.) shall be produced by the Supplying Party in accordance with the specifications and quality standards described in the registrational dossier(s) as in effect from time to time in the Territory and other additional specifications agreed to by the Parties from time to time (the Specifications). The Supplying Party shall have the right to request a change to the Specifications from time to time at any time during the term of this Agreement. In such event, the Supplying Party shall notify the other Party (the "Receiving Party") of its request in writing and cooperate with the Receiving Party to have such change to the Specifications approved in each country in the Territory. Any such change shall be made at the Supplying Party's expense, and shall only be made upon receipt of approval of the changes by the applicable regulatory agency having jurisdiction thereof in each country in the Territory. In addition, if any regulatory agency having jurisdiction in any country in the Territory requires any changes to the Specifications, the Supplying Party shall use all reasonable efforts to make such changes at BMS's expense.

         6.2 QUALITY CONTROL. Each Supplying Party shall conduct quality control testing of Bulk Materials or Finished Products, as the case may be, prior to shipment in accordance with the registrational dossiers) as are in effect from time to time in the Territory and such other quality control testing procedures agreed to by the Parties from time to time. The Supplying Party shall retain records pertaining to such testing.

         6.3 NON-CONFORMING PRODUCT. The Receiving Party may test or cause to be tested Bulk Materials or Finished Products, as the case may be, in accordance with such Receiving Party's customary procedures within 60 days of its receipt at such Receiving Party's plant or that of its designee. The Receiving Party or its designee shall have the right to reject any shipment of Bulk Materials or Finished Products, as the case may be, made to it under this Agreement which does not meet the Specifications when received by it at such destination when tested in accordance with the methods specified in the registrational dossier(s) as in effect from time to time in the Territory and such other testing procedures agreed to by the Parties from time to time (the "Testing Methods"). All claims by the Receiving Party of non-conforming Bulk Materials or Finished Products, as the case may be, shall be deemed waived unless made by the Receiving Party in writing and received by the Supplying Party within such 60-day period. All claims shall be accompanied by a report of analysis (including a sample of Bulk Materials or Finished Products, as the case may be, from the batch analyzed) of the allegedly non-conforming Bulk Materials or Finished Products, as the case may be, that shall have been made by the quality control group of such Receiving Party or its designee, using the Testing Methods. If, after its own analysis of such sample, the Supplying Party confirms such non-conformity, the Supplying Party agrees to replace such shipment at its expense, including charges incurred by the Receiving Party for shipping and/or storage, if applicable. If, after its own analysis, the Supplying Party does not confirm such non-conformity, the Parties shall agree to retest the shipment or otherwise in good faith attempt to agree upon a settlement of the issue. In the event that the Parties cannot resolve the issue, the Parties shall submit the disputed Bulk Materials or Finished Products, as the case may be, to an independent testing laboratory, to be mutually agreed upon by the Parties, for testing. The findings of such laboratory shall be binding on the Parties, absent manifest error. Expenses of such laboratory shall be borne by the Party adversely affected by such findings. In the event that any such shipment or batch thereof is ultimately agreed or found not to meet the Specifications, the Supplying Party agrees to replace such shipment at its expense, including charges incurred by the Receiving Party for shipping and/or storage, if applicable. The Receiving Party shall return any such rejected shipment to the Supplying Party if so instructed by the Supplying Party, at the Supplying Party's expense.

         6.4      WARRANTY.

                  (a) Each Supplying Party warrants and represents that all quantities of Bulk Materials or Finished Products, as the case may be, shall meet the Specifications, and that such Supplying Party shall adhere to all applicable governmental laws and regulations relating to the manufacture, sale and shipment of Bulk Materials or Finished Products, as the case may be, in the Territory. Such Supplying Party further warrants that it has obtained all necessary approvals from government agencies relating to the supply of Bulk Materials or Finished Products, as the case may be, hereunder to the Receiving Party.

                  (b) THE LIMITED WARRANTY PROVIDED IN SECTION 6.4(A) IS THE SUPPLYING PARTY'S SOLE WARRANTY WITH RESPECT TO THE BULK MATERIALS OR FINISHED PRODUCTS, AS THE CASE MAY BE, AND IS MADE IN LIEU OF ANY AND ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF QUALITY, PERFORMANCE, MERCHANTABILITY AND FITNESS FOR

A PARTICULAR USE OR PURPOSE. THE SUPPLYING PARTY MAKES NO OTHER REPRESENTATIONS OR WARRANTIES OF ANY KIND WITH RESPECT TO THE BULK MATERIALS OR FINISHED PRODUCTS, AS THE CASE MAY BE.

                  (c) The Supplying Party shall indemnify and hold the Receiving Party harmless from and against any and all liability, damage, loss, costs or expense (including, without limitation, attorneys' fees) arising out of Third Party claims based upon or arising out of the Supplying Party's negligence in the manufacture of Bulk Materials or Finished Products, as the case may be, or based upon or arising out of the Supplying Party's failure to comply fully with applicable governmental laws and regulations relating to the manufacture, sale to the Receiving Party and shipment of Bulk Materials or Finished Products, as the case may be. To provide sufficient protection to the Receiving Party hereunder, the Supplying Party undertakes to obtain and maintain in effect during the entire period hereof, product liability insurance at least equal to that generally maintained by the Supplying Party for other pharmaceutical active ingredients, bulk materials or finished products manufactured by the Supplying Party, and to pay the premiums due thereunder, such policy covering the manufacture of the Bulk Materials or Finished Products, as the case may be, for supply to the Receiving Party. In the event of failure of payment of any premiums as and when due under such policy, the policy shall provide for notice to the Receiving Party, which shall have the right to effect payment directly of any such premiums, and shall then be entitled to invoice the Supplying Party for reimbursement of any such payment effected on its behalf.

                  (d) In the event that Bulk Materials or Finished Products, as the case may be, or any portion thereof, should be alleged or proven not to meet the Specifications or other mandatory standards for same in the Territory, the Receiving Party shall notify the Supplying Party immediately and both Parties shall cooperate fully regarding the investigation and disposition of any such matter. If BMS should deem it appropriate to recall Product and such recall is due to any act, negligence or breach of warranty by Sano, then and in such event, Sano agrees to bear all reasonable direct costs associated with said recall, including without limitation, refund of the Purchase Price for such Product and the actual cost of conducting the recall in accordance with the recall guidelines of the applicable governmental authority. BMS shall bear all costs associated with any other Product recalls, including without limitation any recall deemed appropriate by BMS due to safety or efficacy concerns where it is ultimately determined that such Product recall was not warranted.

                  (e) NOTWITHSTANDING ANYTHING IN THIS SECTION TO THE CONTRARY, THE SUPPLYING PARTY SHALL NOT BE LIABLE FOR ANY INDIRECT, CONSEQUENTIAL, SPECIAL, INCIDENTAL, EXEMPLARY OR PUNITIVE DAMAGES ARISING OUT OF ANY BREACH OF THE FIRST SENTENCE OF SECTION 6.4(A)

ABOVE, EVEN IF THE SUPPLYING PARTY HAS BEEN ADVISED IN ADVANCE CONCERNING THE PROBABILITY OR LIKELIHOOD OF SUCH DAMAGES.

                  (f) All limitations on the Receiving Party's remedies and the Supplying Party's liability shall survive the expiration, termination or cancellation of this Agreement.

         6.5 MATERIAL SAFETY. Each Party shall provide the other Party with all information currently known regarding handling precautions, toxicity, and hazards associated with Product. Said information shall be provided in written form. Sano shall provide BMS with the appropriate Material Safety Data Sheet for the Product as from time to time in effect.

         6.6 ADVERSE REACTION REPORTING.

                  (a) Each Party seeks to ensure that in the worldwide marketing of its pharmaceutical products it adheres to the highest ethical standards and acts in conformity with the letter and the spirit of the laws under which the Parties operate. This in turn assures each Party's respective licensees, co-marketers and distributors of the quality of such Party's products. In addition, it is a policy of each Party that each record, investigate, summarize and review all adverse drug experiences associated with their products. Experiences outside of their respective territories are of no less significance to each Party than those occurring inside their respective territories and are subject to regulatory review. Each Party is confident that its licensees, comarketers and distributors adhere to all requirements of local law which relate to the reporting and investigation of adverse drug experiences, and each Party believes that its licensees, comarketers and distributors currently keep each Party informed of such experiences. In view of the foregoing, it is important for each Party to systematize the reporting by licensees, co-marketers and distributors. Each Party can then be assured of current information being made available to it and hence to its licensees, co-marketers and distributors as well.

                  (b) In order that each Party may be fully informed of these experiences, each Party shall report:

                           (1)    In the case of Sano, to:
                                  Sano Corporation
                                  3250 Commerce Parkway
                                  Miramar, Florida 33025
                                  Attention: Reginald L. Hardy, President
                                  Facsimile No.: (954) 430-3390
                                  Telephone No.: (954) 430-3340

                           (2)    In the case of BMS, to:
                                  Bristol-Myers Squibb Company
                                  P.O. Box 4000
                                  Route 206 & Province Line Road
                                  Princeton, New Jersey 08543-4000
                                  Attention: Trevor Woodward, M.D.,
                                  Vice President, Worldwide Safety and
                                  Surveillance
                                  Facsimile No.: (609) 252-3804
                                  Telephone No.: (609) 252-3737


all "adverse events" involving the Compound and/or the Products ("AK Reports"). "Serious" adverse events shall be reported to the other Party within three (3) working days of a Party's becoming aware of such an event (a "reporting party") and shall either be reported by facsimile or telephone. The reporting party shall report all other adverse events on a monthly basis. In addition, the reporting party shall report all known instances of use of a Product during pregnancy. Attached as ANNEX G is a sample of an adverse event reporting form which may be used by the reporting party as a basis for such reports. The form indicates the information sought with each report. In any event, each party shall promptly notify the others of any complaint received by such party in sufficient detail and in sufficient time to allow the responsible party to comply with any and all regulatory requirements imposed upon it in any country in their respective territories. Each party shall also advise the other of any regulatory developments (end, proposed recalls, labeling and other registrational dossier changes, etc.) affecting the Compound or the Product in any country.

                  (c) An "adverse event" is any negative symptom experienced at the time of or after the taking of the drug, whether or not considered drug related, including any side effects, injury, toxicity or sensitivity reaction, or significant failure of expected pharmacological action. Also included are instances of symptomatic overdose, abuse or withdrawal reactions.

                  (d) A "serious" adverse event is one that is life-threatening; that is, an adverse event that puts the patient at risk of dying, requires hospitalization, prolongs existing hospitalization or results in permanent disability, birth defect, cancer or death.

         6.7 REPORTING OF PRODUCT INQUIRIES AND COMPLAINTS.

                  (a) BMS shall be responsible for categorizing all Product-related inquiries, Product quality complaints, and ADR reports received from lay persons and/or health professionals. BMS shall submit to Sano all complaints regarding Product quality received by it to which a response is required, together with all available evidence and other information relating thereto, within 5 business days of receipt by BMS, in the case of a 15 day report and within 15 business days of receipt by BMS, in the case of any other product quality complaints.

                  (b) Sano shall respond to BMS in writing or by telephone within 20 business days to any Product inquiries made by BMS relating to the manufacturing or quality control testing of the Product.

                  (c) BMS shall be responsible for responding to all inquiries regarding Product quality from persons in the Territory other than the FDA.

                  (d) If any governmental or regulatory authority having jurisdiction shall notify BMS of any non-compliance with any laws, rules or regulations applicable to the Product or the packaging or labeling of the Product, BMS shall immediately notify Sano of all particulars thereof. BMS shall not use any labeling or packaging of the Product except as approved by FDA or other appropriate and applicable regulatory authorities.

                  (e) BMS shall be responsible for investigating and responding to all other Product inquiries not relating to Product quality, as well as ADRs in the Territory. It shall be the exclusive responsibility of BMS to comply with all federal, state, local and non-U.S. governmental reporting requirements regarding ADR reports. BMS shall forward to Sano copies of all ADR reports, all submissions to the FDA concerning ADRs or any safety-related topics, and all other data required by the FDA or other appropriate and applicable regulatory authorities, with 20 business days of receipt by BMS, in the case of a 15 day report, and within 20 business days of receipt by BMS, in the case of any other ADRs, and shall regularly provide to Sano updated copies of all databases and cumulative summaries of information relating to ADRs or any safety-related topics. Such ADR reports and other related data and information shall not constitute Confidential Information for the purposes of this Agreement, and shall be filed with the FDA or other appropriate and applicable regulatory authorities, if required by law, by BMS. Sano shall forward to BMS copies of all ADR reports relating to the Product as received by Sano from customers, licensees or any other person outside the Territory, within 5 business days of receipt by Sano, in the case of a 15 day report, and within 15 business days of receipt by Sano, in the case of any other ADR reports.

                  (f) Attached as ANNEX H is a sample of a product complaint form which may be used by the reporting party as a basis for such reports. The form indicates the information sought with each report.

         6.8 OTHER INFORMATION. Each Party shall keep the other Party regularly and promptly informed of any and all material technical, legal, commercial or other problems or requirements (other than regulatory requirements, which shall be handled as provided above) of which it shall have knowledge in connection with the formulation, use and sale of the Products in their respective territories.


7. PAYMENTS AND REPORTS.

         7.1 PAYMENT.

                  (a) Sano shall submit invoices to BMS for Product promptly after shipment. The invoices shall reflect a transfer price for the Product, as agreed to by the Parties from time to time, which shall be based on the anticipated actual Purchase Price, and shall established in United States Dollars. Payments shall be made by BMS in U.S. Dollars within 30 days of the invoice date.

                  (b) Beginning with the calendar quarter in which the first commercial sale of Product is made in the Territory and for each calendar quarter thereafter, a quarterly reconciliation shall be made to reflect, and BMS or Sano, as the case may be, shall be liable for, the aggregate difference between the actual Purchase Price due based on Net Sales of Product and the amount invoiced pursuant to Section 7.1(a). Within 60 days following the close of each calendar quarter, BMS shall submit to Sano such quarterly reconciliation and pay any amounts due thereunder as provided in Section 7.1(c).

                  (c) All payments of the balance of the Purchase Price for Product supplied under this Agreement, as required in Section 7.1(b), shall be paid quarterly within 60 days of the end of each calendar quarter. If the amount paid in any calendar quarter pursuant to Section 7.1(a) exceeds the amount due based on the actual Purchase Price, such amount shall be credited against future payments due by BMS. Each such payment or credit calculation shall be accompanied by a statement of the amount of Net Sales during such quarter, the aggregate Purchase Price due on such Net Sales and the amount previously paid pursuant to invoices submitted under Section 7.1(a).

         7.2 MODE OF PAYMENT. All invoices and statements submitted by Sano shall be stated in U.S. Dollars. BMS shall make all payments required under this Agreement as directed by Sano from time to time, net of any out-of-pocket transfer costs or fees, in U.S. Dollars.

         7.3 RECORDS RETENTION. BMS and its Affiliates and Sub-Distributors shall keep complete and accurate records pertaining to the sale of Products for a period of three calendar years after the year in which such sales occurred, and in sufficient detail to permit Sano to confirm the accuracy of aggregate Purchase Price calculations hereunder.

         7.4 AUDIT REQUEST. At the request and expense of Sano, BMS and its Affiliates and Sub-Distributors shall permit an independent, certified public accountant appointed by Sano and reasonably acceptable to BMS, at reasonable times and upon reasonable notice, to examine those records as may be necessary to: (i) determine the correctness of any report or payment made under this Agreement; or (ii) obtain information as to the aggregate Purchase Price payable for any calendar quarter in the case of BMS's failure to report or pay pursuant to this Agreement. Said accountant shall not disclose to Sano any information other than information relating to said reports, royalties, and payments. Results of any such examination shall be made available to both Parties.

         7.5 COST OF AUDIT. Sano shall bear the full cost of the performance of any such audit except as hereinafter set forth. If, as a result of any inspection of the books and records of BMS, its Affiliates or its Sub-Distributors, it is shown that BMS's payments under this Agreement were less than the amount which should have been paid, then BMS shall make all payments required to be made to eliminate any discrepancy revealed by said inspection within 30 days after Sano's demand therefor. Furthermore, if the payments were less than the amount which should have been paid by an amount in excess of 10` of the payments actually made during the period in question, BMS shall also reimburse Sano for the reasonable costs of such audit and shall make such payment required to be made to eliminate such discrepancy, together with interest at the prime rate of Citibank, or the successor thereto, as in effect on the business day following the date such underpayment was to have been made, plus 2%.

         7.6 NO NON-MONETARY CONSIDERATION FOR SALES. Without the prior written consent of Sano, BMS and its Affiliates and Sub-Distributors shall not accept or solicit any non-monetary consideration in the sale of the Product other than as would be reflected in Net Sales, except for such quantities of sample goods of Products provided to BMS by Sano pursuant to Section 3.8.

         7.7 TAXES.

                  (a) Any and all transfer, sales, use, registration and other taxes imposed upon or with respect to or measured by the sale or delivery by Sano to BMS or its Affiliates or Sub-Distributors of the Product in accordance with BMS's instructions or otherwise incurred in connection with this Agreement and the transactions contemplated hereby shall be the responsibility of and for the account of BMS or such Affiliates or

Sub-Distributors. Such amounts shall be included on Sano's invoices to BMS or its Affiliates or Sub-Distributors for such Products. Anything to the contrary notwithstanding, neither BMS nor its Affiliates or SubDistributors shall have any obligation to pay any of Sano's income taxes which may result in connection with the transactions contemplated by this Agreement, including but not limited to any increased United States custom duties or other indirect taxes or charges arising from those transactions.

                  (b) In the event that BMS or its Affiliates or Sub-Distributors are required to withhold any tax to the revenue authorities in any country of the Territory regarding any payment to Sano due to the laws of such country, such amount shall be deducted by BMS or such Affiliates or Sub-Distributors, and it shall notify Sano and promptly furnish Sano with copies of any tax certificate or other documentation evidencing such withholding.


8.       REPRESENTATIONS AND WARRANTIES: INDEMNIFICATION.

         8.1 REPRESENTATIONS AND WARRANTIES. Sano hereby represents and warrants that:

                  (a) It is the owner of all of the Patents listed on ANNEX B and Know-How in existence on the Effective Date, and has the exclusive right to grant licenses therefor;

                  (b) To the best of its knowledge, all the Patents listed on ANNEX B are in full force and effect and have been maintained to date;

                  (c) It is not aware of any asserted or unasserted claim or demand which it believes can be enforced against the Patents listed on ANNEX B;

                  (d) To the best of its knowledge, none of the Patents listed on Annex; B infringe upon any patent or other proprietary rights of any other Third Party; and

                  (e) It has not entered into any agreement with any Third Party which is in conflict with the rights granted to BMS pursuant to this Agreement.

         8.2 INDEMNIFICATION.

                  (a) Sano shall defend, indemnify and hold BMS and its Affiliates and Sub-Distributors, and each of their respective directors, officers and employees, harmless from and against any and all claims, suits or demands for liability, damages, losses, costs and expenses (including the costs and expenses of attorneys and other professionals) arising from the formulation into Finished Product or arising out of third party claims or suits resulting from a breach of Sano's representations and warranties set forth in Section 8.1.

                  (b) BMS shall defend, indemnify and hold Sano, its directors, officers and employees, harmless from and against any and all claims, suits or demands for liability, damages, losses, costs and expenses (including the costs and expenses of attorneys and other professionals) arising out of third party claims or suits resulting from the manufacture of Bulk Materials or the use or sale of Product by BMS or its Affiliates or Sub-Distributors pursuant to this Agreement, including, without limitation, promotion and advertising of Products and/or interactions and communications with governmental authorities, physicians or other third parties.

                  (c) As the parties intend complete indemnification, all costs and expenses of enforcing any provision of this Section 8.2 shall also be reimbursed by the indemnifying Party.

         8.3 CONDITIONS TO INDEMNIFICATION. A person or entity that intends to claim indemnification under Section 8.2 (the "Indemnitee") shall promptly notify the other party (the "Indemnitor") of any loss, claim, damage, liability or action in respect of which the Indemnitee intends to claim such indemnifica-tion, and the Indemnitor shall assume the defense thereof with counsel mutually satisfactory to the Indemnitee whether or not such claim is rightfully brought; provided, however, that an Indemnitee shall have the right to retain its own counsel, with the fees and expenses to be paid by the Indemnitor if Indemnitor does not assume the defense, or if representation of such Indemnitee by the counsel retained by the Indemnitor would be inappropriate due to actual or potential differing interests between such Indemnitee and any other person represented by such counsel in such proceedings. The indemnity agreement in
Section 8.2 shall not apply to amounts paid in settlement of any loss, claim, damage, liability or action if such settlement is effected without the consent of the Indemnitor, which consent shall not be withheld or delayed unreasonably. The failure to deliver notice to the Indemnitor within a reasonable time after the commencement of any such action, only if prejudicial to its ability to defend such action, shall relieve such Indemnitor of any liability to the Indemnitee under Section 8.2, but the omission so to deliver notice to the Indemnitor will not relieve it of any liability that it may have to any Indemnitee otherwise than under Section 8.2. The Indemnitee under Section 8.2, its employees and agents, shall cooperate fully with the Indemnitor and its legal representatives in the investigations of any action, claim or liability covered by this indemnification.

9. PATENT PROSECUTION; ENFORCEMENT; INFRINGEMENT.

         9.1 PATENT PROSECUTION.

                  (a) Representatives of Sano and BMS shall discuss in which countries Patents should be filed, prosecuted and/or maintained. The Parties acknowledge and agree that they intend to file, prosecute and maintain Patents in all major commercial markets where viable patent protection is available (such countries shall be referred to as "Patent Countries"). If the laws affecting patent protection or maintenance costs change in any Patent Country, the Parties shall reassess the need to continue to file, prosecute and maintain Patents in such country. If the Parties determine to discontinue such filing, prosecution and maintenance in any such country, such country shall no longer be deemed a Patent Country.

                  (b) Sano shall file, prosecute and maintain Patents in the United States through patent counsel selected by Sano and reasonably acceptable to BMS, who shall consult with and keep BMS advised with respect thereto.

                  (c) Unless and until BMS elects to discontinue financial support of any Patent in any Patent Country and so advises Sano, the filing, prosecution and maintenance of all Patents in Patent Countries outside the United States shall be done through BMS's patent management and affiliates system, who shall submit all proposed filings to Sano's U.S. patent counsel for its prior approval, which shall not be unreasonably withheld.

                  (d) Notwithstanding anything in this Section 9.1, BMS may, at its discretion, elect to discontinue financial support of any Patent in any Patent Country, provided, however, that prior to taking such action, BMS will notify Sano of its intention at least 90 days prior to the date on which any payment or action is due. In any Patent Country in which BMS has elected to discontinue its support of any Patent, Sano, upon receiving notice, may elect at its own expense to assume all financial responsibility for the prosecution or maintenance of such Patent in such Patent Country. In such event, all rights to the Patent will be deemed to have expired with respect to such Patent Country upon Sano's receiving notice of BMS's decision.

                  (e) All costs and expenses incurred under this Section 9.1 with respect to the filing, prosecution and/or maintenance of Patents (i) prior to the Effective Date, and (ii) on and after the Effective Date in the United States will be paid by Sano. Absent an election not to support the filing, prosecution and/or maintenance of a Patent in any Patent Country, all other costs and expenses incurred under this Section 9.1 with respect to the filing, prosecution and/or maintenance of Patents will be paid by BMS. Included in such costs and expenses are all reasonable costs for the prosecution, issuance, and maintenance of such patent applications and patents issuing thereon, and any divisional, continuation-in-part, reissue applications or patents, patents-in-addition, patents-of-revalidation or the registrations of any patent or the like.

         9.2 REVIEW OF PATENT OFFICE COMMUNICATIONS. With respect to any Patents, each patent application, office action, response to office action, request for terminal disclaimer, and request for reissue or reexamination of any patent issuing from any patent application made by either Party shall be provided to the other Party sufficiently prior to the filing of such application, response or request to allow for review and comment by such other Party. Each Party shall have the right to take any action that in its judgment is necessary to preserve such Patents.

         9.3 PATENT ENFORCEMENT.

                  (a) If any of the Patents under which BMS is granted distribution rights hereunder is infringed by a Third Party, BMS shall have the right and option, but not the obligation, to bring an action for infringement, at its sole expense, against such Third Party in the name of Sano and/or in the name of BMS, and to join Sano as a party plaintiff if required. BMS shall promptly notify Sano of any such infringement and shall keep Sano informed as to the prosecution of any action for such infringement. No settlement, consent judgment or other voluntary final disposition of the suit which adversely affects any Patent may be entered into without the consent of Sano, which consent shall not unreasonably be withheld.

                  (b) In the event that BMS shall undertake the enforcement and/or defense of any Patent, any recovery of damages by BMS for any such action shall be applied first in satisfaction of any unreimbursed expenses and legal fees of BMS relating to the suit. The balance remaining from any such recovery shall be divided equally between BMS and Sano.

                  (c) In the event that BMS elects not to pursue an action for infringement, upon written notice to Sano by BMS that an unlicensed Third Party is an infringer of a Valid Claim of any Patent for which BMS has been granted distribution rights hereunder, Sano shall have the right and option, but not the obligation, at its cost and expense to initiate infringement litigation and to retain any recovered damages.

                  (d) In any infringement suit either Party may institute to enforce any Patents pursuant to this Agreement, the other Party hereto shall, at the request of the Party initiating such suit, cooperate in all respects and, to the extent possible, have its employees testify when requested and make available relevant records, papers, information, samples, specimens, and the like. All reasonable out-of-pocket costs incurred in connection with render-ing cooperation requested hereunder shall be paid by the Party requesting cooperation.

         9.4 INFRINGEMENT ACTING BY THIRD PARTIES.

                  (a) In the event of the institution of any suit by a Third Party against BMS for patent infringement involving the sale, distribution or marketing of any Product in the Territory and such infringement claim is a result of the use of the Patents or Know-How, BMS shall promptly notify Sano in writing of such suit. Sano may defend such action at Sano's sole expense on behalf of BMS with attorneys of its own selection, and BMS hereby agrees to assist and cooperate with Sano, at its own expense, to the extent necessary in the defense of such suit. In such event (i.e:, where Sano has elected to defend in accordance with the preceding sentence), Sano shall bear the full costs and expenses of such defense (including fees of attorneys and other professionals) and, in any event, whether or not Sano has elected to defend such action, it shall assume full responsibility for the payment of any award for damages, or any amount due pursuant to any settlement entered into by Sano with such Third Party, which Sano shall have the right to do in its sole discretion. In addition, BMS shall be entitled to retain its own counsel in such proceedings, at BMS's sole expense. During the pendency of such action, BMS shall continue to make all payments due under this Agreement.

                  (b) If Sano does not commence a defense of such action with 90 days after receiving notice thereof, BMS shall have the right to defend such suit at its own expense, and Sano hereby agrees to assist and cooperate with BMS, at its own expense, to the extent necessary in the defense of such suit. In such event, BMS shall not enter into any settlement arrangement or other amicable arrangement without the prior written consent of Sano. During the pendency of such action, BMS shall continue to make all payments due under this Agreement.

                  (c) If as a result of any judgment, award, decree or settlement resulting from an action instituted by a Third Party, BMS is required to pay a royalty to such Third Party, BMS shall continue to pay the Purchase Price for such Products in the country which is the subject of such action, but shall be entitled to a credit against such payments in an amount equal to the royalty paid to such Third Party. In addition, if BMS is required to pay damages to such Third Party, and such damages are not otherwise reimbursed by Sano, BMS shall be entitled to a credit against such payments in an amount equal to such damages, to the extent effectively paid by BMS to such Third Party.

10. CONFIDENTIALITY.

         10.1 CONFIDENTIALITY: EXCEPTIONS. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing, the Parties agree that, both during the term of this Agreement and for a period of ten years thereafter the receiving Party and its Affiliates and Sub-Distributors shall keep, and shall ensure that its officers and employees keep, completely confid-ential and shall not publish or otherwise disclose and shall not use for any purpose all information acquired from the other Party or its Affiliates pursuant to this Agreement or otherwise, including the contents of this Agreement, except to the extent that it can be established by the receiving Party by competent written proof that such information: (i) is or hereafter becomes generally available to the public other than by reason of any default with respect to a confidentiality obligation; (ii) was already known to the recipient as evidenced by prior written documents in its possession; or (iii) is disclosed to the recipient by a Third Party who is not in default of any confidentiality obligation to the disclosing Party ("Confidential Information").

         10.2 EXCEPTIONS. The restrictions contained in Section 10.1 shall not apply to Confidential Information that: (i) is submitted by the recipient to governmental authorities, provided that reasonable measures shall be taken to assure confidential treatment of such information; (ii) is provided by the recipient to Third Parties under appropriate terms and conditions, including confidentiality provisions equivalent to those in this Agreement, for consulting, manufacturing development, manufacturing, external testing and marketing trials; or (iii) is otherwise required to be disclosed in compliance with applicable laws or regulations or order by a court or other regulatory body having competent jurisdiction, provided that if a Party is required to make any such disclosure of the other Party's Confidential Information it will give reasonable advance notice to the other Party of such disclosure requirement and will use its best efforts to secure confidential treatment of such information required to be disclosed.

         10.3 USE OF CONFIDE INFORMATION. Each Party shall use, and cause each of its Affiliates and Sub-Distributors to use, any Confidential Information obtained by it from the other Parties or their respective Affiliates, pursuant to this Agreement or otherwise, solely in connection with the covered activities or the transactions contemplated hereby.

         10.4 REMEDIES. Each Party shall be entitled, in addition to any other right or remedy it may have, at law or in equity, to an injunction, without the posting of any bond or other security, enjoining or restraining any other Party from any violation or threatened violation of this Section 10.

11. TERMINATION.

         11.1 TERM. This Agreement shall become effective as of the Effective Date and, unless sooner terminated or extended as provided in this Agreement, shall expire on the expiration of the last to expire of the Patents necessary for the use, distribution and sale of the Products in the Territory.

         11.2 BREACH. Failure by either Party to comply with any of the material obligations contained in this Agreement shall entitle the other Party to give to the Party in default notice specifying the nature of the default and requiring it to cure such default. BMS's failure to satisfy the Minimum Purchase Requirements pursuant to Section 5.8, or its failure to satisfy certain other obligations as set forth in Section 3.5(c), shall be deemed to be a failure by BUS to comply with a material obligation contained in this Agreement. If such default is not cured within 60 days after the receipt of such notice (or, if such default cannot be cured within such 60 day period, if the Party in default does not commence and diligently continue actions to cure such default), the notifying Party shall be entitled, without prejudice to any of its other rights conferred on it by this Agreement, in addition to any other remedies available to it by law or in equity, to terminate this Agreement by giving written notice to take effect immediately upon delivery of such notice. No default based on a claimed failure of Product to conform to Specifications shall be the subject of a notice until and unless all procedures and remedies specified in Section 6.3 shall have first been exhausted. The right of either Party to terminate this Agreement, as hereinabove provided, shall not be affected in any way by its waiver or failure to take action with respect to any previous default.

         11.3 EFFECT OF TERMINATION.

                  (a) Upon termination of this Agreement with respect to any Product in any country pursuant to Section 3. 5, BMS shall promptly: (i) transfer free of charge, to Sano or such other Person, as Sano shall designate, any and all rights that it may have under any government registrations or authorizations, including Product Registrations, in such country with respect to such Product, and shall immediately cancel any such registrations or authorizations, including Product Registrations, with respect thereto as may not be transferable; (ii) provide to Sano all data and other information in BMS'S, or its Affiliates' or Sub-Distributors', possession or control relating to such Product Registrations in such country; and (iii) discontinue all distribution of such Product in such country and the use of the Patents and Know-How in connection therewith. All rights of BMS under the licenses for such Product granted hereunder shall revert to Sano. This Agreement shall terminate with respect to such Product in such country, and shall continue in effect for all other Products in all other countries throughout the Territory.

                  (b) Upon the termination of this Agreement in its entirety, BMS shall promptly: (i) return to Sano all relevant records, materials or Confidential Information relating to the Products in the possession or control of BMS, at BMS's expense; and (ii) discontinue all distribution of the Products and the use of the Patents and Know-How in connection therewith.

         11.4 RIGHT TO SELL STOCK ON HAND. Upon the termination of any rights granted hereunder, in whole or in part as to any Product in any country in the Territory, for any reason other than a failure to cure a material breach of this Agreement by BMS, BMS shall have the right for one (1) year or such longer period as the Parties may reasonably agree to dispose of all Product or substantially completed Product then on hand to which such termination applies, and the Purchase Price shall be paid to Sano with respect to such Product as though such rights had not terminated.

         11.5 ACCRUED RIGHTS, SURVIVING OBLIGATIONS.

                  (a) Termination, relinquishment or expiration of this Agreement for any reason shall be without prejudice to any rights which shall have accrued to the benefit of either Party prior to such termination, relinquishment or expiration. Such termination, relinquishment or expiration shall not relieve either Party from obligations which are expressly indicated to survive termination or expiration of this Agreement.

                  (b) Termination of this Agreement shall not terminate BMS's obligation to pay the Purchase Price for Product which has been sold under this Agreement. All of the Parties' rights and obligations under Sections 4.3(b), 6.1, 6.2, 6.3, 6.4, 7, 8, 9.3, 9.4, 10, 11.3 , 11.4, 13.14 and 13.15 shall survive termination.


12. FORCE MAJEURE.

         12.1 EVENTS OF FORCE MAJEURE. The Supplying Party shall not be liable for failure to deliver or delay in delivering Bulk Materials or Finished Products, as the case may be, to the Receiving Party, and the Receiving Party shall not be liable for failure to accept or delay in accepting Bulk Materials or Finished Products, as the case may be, from the Supplying Party, when such failure or delay is due to FORCE MAJEURE and without the fault or negligence of the Party so failing or delaying. For purposes of this Agreement, FORCE MAJEURE is defined as causes beyond the control of the Party, including, without limitation, acts of God; acts, regulations, or laws of any government; war; civil commotion; destruction of production facilities or materials by fire, flood, earthquake, explosion or storm; labor disturbances; epidemic; and failure of pubic utilities or common carriers.

         12.2 RELIEF FROM OBLIGATIONS. If, for any of the reasons set forth in
Section 12.1, the Supplying Party shall be unable to deliver any of the agreed upon quantities of the Bulk Materials or Finished Products, as the case may be, to the Receiving Party when due, or the Receiving Party shall be unable to accept any of the agreed upon quantities of the Bulk Materials or Finished Products, as the case may be, when due, Sano or BMS, as the case may be, shall immediately notify the other of such inability and of the period for which such inability is expected to continue. The Party giving such notice shall thereupon be excused from such of its obligations under this Agreement as it is thereby disabled from performing for so long as it is so disabled and the 30 days thereafter. During any period when the BMS is unable to supply the total demands of all of its customers for the Bulk Materials provided for in this Agreement for any reason covered by Section 12.1, BMS may allocate any available Bulk Materials among its customers, including its own divisions and departments, proportionately to the amounts ordered by such customers. Sano may purchase from Third Parties Bulk Materials sufficient to replace any which BMS is unable to supply, at BMS's expense. Notwithstanding the foregoing, nothing in this Section 12 shall excuse or suspend the obligation to make any payment due under this Agreement in the manner and at the time provided.


13. MISCELLANEOUS.

         13.1 RELATIONSHIP OF PARTIES. Nothing this Agreement is intended or shall be deemed to constitute a partnership, agency, employer-employee or joint venture relationship between the Parties. No Party shall incur any debts or make any commitments for the other, except to the extent, if at all, specifically provided herein.

         13.2 ASSIGNMENT. Neither Party shall be entitled to assign its rights hereunder without the express written consent of the other Party hereto, except that BMS may from time to time designate any Affiliate or Sub-Distributor to purchase any quantity of the Product hereunder (it being understood that BMS shall remain jointly and severally liable with such Affiliate or Sub-Distributor therefor) and both Sano and BMS may otherwise assign their respective rights and transfer their respective duties hereunder to any assignee of all or substantially all of their respective businesses. No assignment and transfer shall be valid and effective unless and until the assignee/transferee shall agree in writing to be bound by the provisions of this Agreement.

         13.3 REPRESENTATIONS AND WARRANTIES. Each Party represents and warrants that: (i) it is free to enter into this Agreement; and (ii) in so doing will not violate any other agreement to which it is a party.

         13.4 FURTHER ACTIONS.

                  (a) Solely to the extent necessary to allow BMS to use its rights and perform its obligations under this Agreement, Sano hereby grants to BMS the right and license to use the Patents and Know-How in the Territory and the right to grant sublicenses therefor.

                  (b) Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

         13.5 NOTICE. Any notice or request required or permitted to be given under or in connection with this Agreement shall be deemed to have been sufficiently given if in writing and personally delivered by messenger, facsimile transmission (receipt verified), express courier service (signature required), or telegram, prepaid, to the Party for which such notice is intended, at the address set forth for such Party below:

(a)      In the case of Sano, to:
         Sano Corporation
         3250 Commerce Parkway
         Miramar, Florida 33025
         Attention:  Reginald L. Hardy, President
         Facsimile No.: (954) 430-3390
(b)      In the case of BMS, to:
         Bristol-Myers Squibb Company
         P.O. Box 4000
         Route 206 & Province Line Road
         Princeton, New Jersey 08543-4000
         Attention:     Vice President and Senior Counsel,
                        Pharmaceutical Research Institute, and
                        Worldwide Franchise Management and
                        Strategic Business Development
         Facsimile No.: (609) 252-4232


or to such other address for such Party as it shall have specified by like notice to the other Party, provided that notices of a change of address shall be effective only upon receipt thereof. If sent by messenger, facsimile transmission, express courier service, or telegram, the date of mailing or transmission shall be deemed to be the date on which such notice or request has been given.

         13.6 USE OF NAME. Except as otherwise provided herein, neither Party shall have any right, express or implied, to use in any manner the name or other designation of the other Party or any other trade name or trademark of the other Party for any purpose in connection with the performance of this Agreement.

         13.7 PUBLIC ANNOUNCEMENTS. Except as required by applicable law, neither Party shall issue any press release or make any other public announcement concerning this Agreement or the subject matter hereof without the prior written consent of the other Party, which consent shall not be unreasonably withheld. In the event of a required press release or other public announcement, the Party making such announcement shall provide the other Party with a copy of the proposed text prior to such announcement. The Parties agree that if either is required to file this Agreement with any governmental agency, such Party will redact the financial terms of this Agreement to the extent possible in order to keep the terms of this Agreement confidential. The Parties agree that they shall make a public announcement upon the execution of this Agreement, in a form mutually acceptable to both Parties.

         13.8 COSTS AND EXPENSES. Except as otherwise expressly provided in this Agreement, each Party shall bear all costs and expenses associated with the performance of such Party's obligations under this Agreement.

         13.9 WAIVER. A waiver by either Party of any of the terms and conditions of this Agreement in any instance shall not be deemed or construed to be a waiver of such term or condition for the future, or of any subsequent breach hereof. All rights, remedies, undertakings, obligations and agreements contained in this Agreement shall be cumulative and none of them shall be in limitation of any other remedy, right, undertaking, obligation or agreement of either Party.

         13.10 INCONSISTENCY. If there is any inconsistency between the provisions of this Agreement and any purchase order or other document passing between the Parties, the provisions of this Agreement shall control and be determinative.

         13.11 COMPLIANCE WITH LAW. Nothing in this Agreement shall be deemed to permit a Party to export, reexport or otherwise transfer any Product sold under this Agreement without compliance with applicable laws.

         13.12 SEVERABILITY. When possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

         13.13 AMENDMENT. No amendment, modification or supplement of any provisions of this Agreement shall be valid or effective unless made in writing and signed by a duly authorized officer of each Party.

        13.14 GOVERNING LAW. This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York without regard to its choice of law principles.

         13.15 ARBITRATION. Any dispute arising out of or relating to any provisions of this Agreement shall be finally settled by arbitration to be held in New York, New York, under the auspices and then current commercial arbitration rules of the American Arbitration Association. Such arbitration shall be conducted by three (3) arbitrators appointed according to said rules. Judgment upon any award rendered may be entered in any court having jurisdiction, or application may be made to such court for a judicial acceptance of the award and an order of enforcement, as the case may be.

         13.16 ENTIRE AGREEMENT. This Agreement sets forth the entire agreement and understanding between the Parties as to the subject matter hereof and merges all prior discussions and negotiations between them, and neither of the Parties shall be bound by any conditions, definitions, warranties, understandings or representations with respect to such subject matter other than as expressly provided herein or as duly set forth on or subsequent to the date hereof in writing and signed by a proper and duly authorized officer or representative of the Party to be bound thereby.

         13.17 COUNTERPARTS. This Agreement may be executed simultaneously in any number of counterparts, any one of which need not contain the signature of more than one Party but all such counter-parts taken together shall constitute one and the same agreement.

         13.18 DESCRIPTIVE HEADINGS. The descriptive headings of this Agreement are for convenience only, and shall be of no force or effect in construing or interpreting any of the provisions of this Agreement.

         IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed by its duly authorized officer as of the day and year first above written.

                                          SANO CORPORATION


                                          By: /s/ REGINALD HARDY
                                          Name: Reginald Hardy
                                          Title: President

                                          BRISTOL-MYERS SQUIBB COMPANY


                                          By:
                                          Name:
                                          Title:

         IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed by its duly authorized officer as of the day and year first above written.

                                          SANO CORPORATION


                                          By:_________________________________
                                          Name:_______________________________
                                          Title: _____________________________

                                          BRISTOL-MYERS SQUIBB COMPANY


                                          By:/s/ KENNETH E. WEG
                                          Name:  Kenneth E. Weg
                                          Title: President, Pharmaceutical Group

                                    ANNEX A
                           LIST OF BUSPIRONE PRODUCTS

PRODUCT         LIST     DESCRIPTION   CONTAINER  FORM  ORDER MINIMUM
-------         ----     -----------   ---------  ----  -------------

Buspirone      5122-30     [*****]        IFC     x 30    17,000*
Buspirone      5123-30     [*****]        IFC     x 30    17,000*
Buspirone      5124-30     [*****]        IFC     x 30    17,000*

                       *Estimated Large Scale Production

                                    ANNEX B
                    LIST OF PATENTS AND PATENT APPLICATIONS

Country          Title          Serial Number          Filing Date   Status
-------          -----          -------------          -----------   ------
[*****]          [*****]        [*****]                [*****]       [*****]


--------------
[*****]

                                    ANNEX C
                                 CLINICAL PLAN
                                 [SEE ATTACHED]

                           Buspirone Transdermal Patch
                         Clinical Plan: U.S. and Europe

[*****]


--------------
[*****]
                                       1

[*****]

[*****]

[*****]


--------------
[*****]

[*****]


--------------
[*****]
                                       5

                                     ANNEX D

                       TARGET DATES FOR REGULATORY FILINGS

Regulatory filings will be submitted to the appropriate government agencies in all countries of the Territory as soon as is practical following the successful completion of the Clinical Trials. For those regions and countries listed below, the regulatory filings will be submitted not later than the dates shown below:


COUNTRY OR REGION                INDICATION                 FILING DATE
-----------------                ----------                 -----------

U.S.A.                           [*****]                       [*****]
Europe                           [*****]                       [*****]
Japan                            [*****]                       [*****]

                                     ANNEX E

                   SANO STANDARD TERMS AND CONDITIONS OF SALE

                                 [SEE ATTACHED]

                          TERMS AND CONDITIONS OF SALE


THE ENTIRE AGREEMENT: The terms and conditions of sale on this order constitute the contract between the Seller and Buyer. These terms and conditions shall supersede the terms and conditions of the Buyer's purchase order. In the event the Seller and Buyer have heretofore entered into a formal written contract containing specific terms and conditions covering the sale of such products, the terms and conditions of such written contract shall govern.
 The Buyer must notify the Seller immediately, in writing, if these terms and conditions are not acceptable.

ACCEPTANCE: All orders are subject to acceptance or rejection by ten Seller and are not binding on the Seller unless and until accepted. Acceptance is at all times subject to availability of delivery of goods and to Sellers prices for the goods which are in effect at the time of shipment (unless otherwise stated in a separate Agreement signed by ten Buyer and an officer of the Seller). Prices on the reverse side are those in effect on the date this order was prepared.

END USE: Determination of suitability of products described on the reverse side for the use contemplated by Buyer or Buyer's customers for the products is the sole responsibility of the Buyer or Buyer's customers, whichever the case may be, and Seller shall have no responsibility in that connection. Buyer assumes all risk and liability for loss, damage, or injury to property of Buyer or others, arising out of the use or possession of the products furnished on the face of this order.

PATENTS: Seller assumes no liability for infringement of any patent held by a third party with respect to any product supplied on order of Buyer, and all such liability shall be assumed by Buyer, and Seller shall be held harmless by Buyer for all expenses and losses incurred by Buyer in any action, legal or administrative, as a result of any such infringement, and all the consequences flowing from the Buyer's use of disposition of said product. Receipt of goods, invoice and/or confirmation, or order shall be acknowledgment of notification hereof.

CHANGES/TERMINATION: Seller will give due consideration to any request of Buyer for change or termination of it's order, but the order may not be changed or terminated without the consent of Seller. Sellers waiver of a breach by Buyer of any provision of the order shall not constitute a waiver of any other breach by buyer or of a subsequent breach of the same provision by Buyer for the same or any other cause.

TITLE/FREIGHT/RISK OF LOSS: Title and risk of loss or delay of all goods supplied under this agreement shall pass to Buyer upon sellers delivery to carrier at shipping point. Buyer shall pay, or reimburse Seller, for all freight. Additional freight or charges related to delivery to Buyer will be the responsibility of Buyer.

Seller shall not be responsible for any storage or similar charges incurred at destination. If Buyer does not specify the carrier or routing Seller will, at it's discretion and for the account of Buyer, select the carrier and routing.

LIMITATION OF ACTIONS: Any cause of action for breach of warranty must be brought by Buyer, if at all, within one (1) year from the date of the cause of action accrued. Any discrepancy in pricing shall be deemed waived by Buyer unless Buyer notifies Seller thereof, in writing, within ninety (90) days of the date in invoice of which disputed transaction is reflected.

PAYMENTS: Invoices are payable in United States currency only. Unless otherwise stated on the face of the invoice, payment terms are net 30 days from the date of invoice.

RETURNS: Buyer must obtain written authorization prior to returning any producer to Seller. Product returns are subject to a 15% restocking charge and to Sellers inspection and acceptance.

TAXES: Any tax or other government charge now or in the future levied upon the production, sale, use or shipment of products ordered or sole may, at the Sellers option, be added to the purchase price.

WARRANTY: Seller makes no warranty beyond the written description of products on the face hereof. Seller disclaims all other written or unwritten express or implied warranties and Seller expressly disclaims any express or implied warranties of mercantability or of fitness for purpose of the products supplied.

CONTINGENCIES: Seller shall not be held liable for any claim, loss or damage caused in whole or in part, due to delay in or failure to make delivery when such delay or failure is directly or indirectly caused by war, fire, flood, strike or other labor difficulties, equipment breakage, transportation problems, acts of God, acts of governmental authority, or other contingencies beyond the reasonable control of the parties interfering with the production, supply or consumption of the products covered by this agreement, or in the event of inability to obtain on terms judged by the Seller to be reasonable, any raw material (including energy source) used in connection with the products, the quantities affected shall be eliminated from this agreement without liability but the terms of this agreement shall remain unaffected. Seller may, during any period of raw material (including energy source) shortage allocate its supply of raw materials among their various used in any manner the Seller deems fair and reasonable.

APPLICABLE LAW: This agreement shall be governed by and construed in accordance with the laws of the State of Florida.

                                     ANNEX F

                     FIVE-YEAR MINIMUM PURCHASE REQUIREMENTS

During the Five-Year Period following the First Commercial Sale of Product in the United States with FDA approval of the indication for anxiety, the minimum aggregate worldwide Purchase Price to be paid by BMS to Sano pursuant to Section
5.8 shall be as follows:

         (1) an aggregate of U.S. [*****] by the end of the eighth calendar quarter of the Five-Year Period;

         (2) an aggregate of U.S. [*****] by the end of the twelfth calendar quarter of the Five-Year Period;

         (3) an aggregate of U.S. [*****] by the end of the sixteenth calendar quarter of the Five-Year Period; and

         (4) an aggregate of U.S. [*****] by the end of the twentieth calendar quarter of the Five-Year Period.

                                      F-1